SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                 TechLite, Inc.
                 (Name of small business issuer in its charter)


         Oklahoma                      23531                      73-1522114
         (state of          (Primary Standard Industrial        (IRS Employer
      incorporation)         Classification Code Number)         I.D. Number)


                      4334 Northwest Expressway, Suite 202
                             Oklahoma City, OK 73116
                                  405-840-1585
             (Address and telephone number of registrant's principal
               executive offices and principal place of business)

              Albert L. Welsh, 4334 Northwest Expressway, Suite 202 Oklahoma City, Oklahoma 73116 telephone: 405-840-1585
            (Name, address and telephone number of agent for service)

                                   Copies to:

Thomas J. Kenan, Esq.                            J. D. Arvidson
100 North Broadway, Suite 3300                   6106 East 32nd Place, Suite 101
Oklahoma City, OK 73102-8805                     Tulsa, OK 74135


     Approximate date of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]



                                                 Calculation of Registration Fee

====================================================================================================================================
         Title of                                             Proposed                  Proposed
        each class                                             maximum                   maximum
       of securities             Dollar amount                offering                  aggregate                  Amount of
           to be                     to be                      price                   offering                 registration
        registered                registered                  per unit                    price                       fee
------------------------------------------------------------------------------------------------------------------------------------
       Common Stock                  $196                      $0.001                     $196                     $0.06(1)
                                                                                                                   -----
====================================================================================================================================

(1) The 195,556 shares being registered are owned by SuperCorp Inc., the controlling shareholder of the Registrant, and are to be distributed by SuperCorp Inc. to its shareholders as a stock dividend. The registration fee is based upon the book value of the Registrant as of September 30, 1998. Reg. 230.457(a).

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a) may determine.

                                                                      PROSPECTUS

                                 TechLite, Inc.

                         195,556 Shares of Common Stock
                 (For the account of a distributing shareholder,
                                 SuperCorp Inc.)

     TechLite, Inc. ("the Company") is a recently formed, development-stage shell company without significant assets or any business. It was formed by SuperCorp Inc., an Oklahoma corporation, for the purpose of (i) creating a public market for the Company's securities by distributing to SuperCorp's approximately 650 shareholders ("the Spinoff") 195,556 shares of the Company's Common Stock ("the Spinoff Shares"), (ii) merging with another Oklahoma corporation, TechLite Applied Sciences, Inc. ("TechLite Applied Sciences") ("the Merger"), which other corporation is a viable company with significant assets and an ongoing business, and (iii), following the Merger, engaging in the business and activities now being conducted by TechLite Applied Sciences - retrofitting lighting fixtures to obtain reductions in electricity consumption.

     There is no assurance the Merger will be approved by the shareholders of TechLite Applied Sciences. Should it not be approved, the Company would be what the Securities and Exchange Commission calls a "blank check company" without significant assets or a business. Because of this, regulations of the Commission require that the certificates representing the 195,556 Spinoff Shares be placed in escrow and be delivered to the SuperCorp shareholders (1) only in the event the proposed Merger is approved by the TechLite Applied Sciences shareholders or
(2), should such Merger not be approved, in the event the Company acquires significant assets or a business within 18 months of the date of this Prospectus.

                                                        (continued on next page)

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                           -------------------------

THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" ON PAGE ____.
                           -------------------------


===========================================================================================================
                                                         Underwriting               Proceeds to
                                  Price to               Discounts and                 Other
                                  Recipient               Commissions               Persons(1)
-----------------------------------------------------------------------------------------------------------
Per Share                         $0.001(2)                   $0                      $0.001
-----------------------------------------------------------------------------------------------------------
195,556 Shares                     $196(3)                    $0                      $196(4)
===========================================================================================================

            The date of this Prospectus is __________________, 1998.

(1) The estimated expenses of the transaction described herein are $65,300, all of which is being borne by TechLite Applied Sciences, Inc., an Oklahoma corporation with whom the Company proposes to merge. These expenses are federal and state registration fees - $100; filing expenses (EDGAR) - $4,000; stock transfer agent's fee - $4,000; escrow agent's fee - $500; printing and engraving - $10,000; legal fees - $29,000; auditor's fee - $4,000; mailing cost - $5,400; and Moody's OTC Industrial Manual publication fee - $2,300.

(2) Based upon the book value of TechLite, Inc. ("the Company") on September 30, 1998.

(3) These 195,556 Shares ("the Spinoff Shares") of Common Stock are owned by SuperCorp Inc. ("SuperCorp"), a shareholder of the Company. Certificates evidencing these Spinoff Shares will be distributed to an escrow agent ("the Spinoff") for delivery to the approximately 650 shareholders of SuperCorp at such time as (i) a proposed merger ("the Merger") between the Company and TechLite Applied Sciences should be effected, (ii) this Prospectus is supplemented to indicate the date the Merger was effected, and (iii) information concerning the surviving Company shall have been made available to the public and to National Association of Securities Dealers member firms. See "Plan of Distribution."

(4) These funds represent the aggregate book value, at $0.001 a Share, of the Spinoff Shares at the time of the Spinoff (and before the proposed Merger), which Shares shall be received by the shareholders of SuperCorp.

     In addition to the 195,556 Spinoff Shares registered herein and to be distributed pro rata to SuperCorp's shareholders, an additional 24,444 shares of the Company are held by each of two persons. One of those persons is a SuperCorp director and its president. The other is a "finder." Both may be deemed to be "insiders" of the Company. Each received his 24,444 shares of the Company in connection with the Spinoff and Merger described herein.

     Following the Merger, should it be approved by TechLite Applied Sciences's shareholders, the SuperCorp shareholders receiving the Spinoff Shares and two "insiders" of the Company, who also are SuperCorp shareholders and who each have earlier received 24,444 shares of Common Stock of the Company for consulting services performed in connection with the proposed Merger, would own an aggregate of 264,444 shares of Common Stock or 10.8 percent of the outstanding 2,454,347 shares of Common Stock of the Company. Of these 2,454,347 shares, the two "insiders" would own, directly or indirectly through members of their families, 3.7 percent, or 90,742 shares - 21,854 shares of which they would have received through the pro rata spinoff distribution, 48,088 shares they would have received for services rendered to the Company, and 20,000 shares they would have received in the Merger in exchange for 20,000 shares of TechLite Applied Sciences they purchased in 1997. The other SuperCorp shareholders would own 7.1 percent, or 173,702 shares, which they would have received as a dividend through the pro rata spinoff distribution. See "Certain Insider Transactions."

     Prior to the date of this Prospectus the Company was not a "reporting company," as such term is employed in the Securities Exchange Act of 1934, and its Common Stock was neither listed on any exchange nor eligible for quotation on the Nasdaq Stock Market. There presently is no public market for the Common Stock of the Company, and there can be no assurance that such a market will develop or can be sustained should there be a completion of the proposed Merger. Should the proposed Merger be approved and effected, it is expected that the Common Stock of the Company will then be eligible for quotation on the NASD OTC Bulletin Board. Should the proposed Merger not be effected, there will be no public market for the securities of the Company because of the above-described escrow arrangement. See "Summary of Proposed Transaction - Plan of Distribution."

                             ADDITIONAL INFORMATION

     Registration  Statement.
     ------------------------
     The Company has filed with the Securities and Exchange Commission in Washington, D.C., a Registration Statement under the Securities Act of 1933, as amended, with respect to the Common Stock offered by this Prospectus. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits listed in the Registration Statement. The Registration Statement can be examined at the Public Reference Room of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies may be obtained upon payment of the prescribed fees. The Company is an electronic filer, and the Securities and Exchange Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such site is http://www.sec.gov.

     Reports to Shareholders.
     ------------------------
     The Company will file reports with the Securities and Exchange Commission and intends to furnish shareholders with annual reports containing financial statements audited by independent public or certified accountants and such other periodic reports as it may deem appropriate or as required by law.

     Stock  Certificates.
     --------------------
     It is expected that certificates for the securities offered hereby will be ready for delivery within one week after the date of this Prospectus (see "The Escrow Arrangement").

     Post-Effective   Amendment  and  Prospectus  Stickers  Concerning  Proposed
     ---------------------------------------------------------------------------
Merger.
-------
     Should the proposed merger described herein be approved by the requisite shareholder vote and become effective, the Company will file a post-effective amendment to the Registration Statement described above or a supplement to the Prospectus, as appropriate, and cause stickers to be placed on the front cover page of all copies of the Prospectus, which stickers will describe the results of the vote and the effective date of the merger.

UNTIL _____________________, 1999 (90 DAYS AFTER THE EFFECTIVE DATE OF THE MERGER), ALL U.S. DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES MAY BE REQUIRED TO DELIVER A PROSPECTUS.

                                TABLE OF CONTENTS

                                                                           Page

Additional Information.................................................     ii

Summary Information....................................................      1
         Risk Factors..................................................      4

Risk Factors               ............................................      4
         1.       Accumulated Deficit..................................      4
         2.       No Assurance the Proposed Merger Will be
                           Approved; Blank Check Company Status
                           Possible ...................................      4
         3.       No Assurance of a Public Market and Likelihood
                           of a Volatile Market........................      4
         4.       Penny Stock Regulations .............................      4
         5.       Market Restrictions on Broker-Dealers ...............      5
         6.       No Assurance of Success of Business..................      5
         7.       Possible Need for Additional Funding ................      5
         8.       Reliance on Key Personnel............................      6
         9.       Management Control...................................      6
         10.      Tax Consequences.....................................      6
         11.      Dividends Not Likely.................................      6
         12.      Possible Future Dilution ............................      6
         13.      Restrictions on Net Operating Loss
                           Carryforwards...............................      6
         14.      Dependence on Major Suppliers .......................      7

SuperCorp - The Distributing Shareholder...............................      7
         SuperCorp May be Deemed to be an Underwriter..................      8
                  SuperCorp's Exposure as a Control Person.............      8

Terms of the Transaction...............................................      8
         Terms of the Merger...........................................      9
         Reasons for the Merger and Spinoff............................     10
         Accounting Treatment of Proposed Merger.......................     11
         Degree of Management Control of Vote on Merger................     11
         Dissenters' Rights of Appraisal...............................     11
         Compliance with Governmental Regulations......................     11
         Agreement and Plan of Merger..................................     11

Transactions with Insiders.............................................     11
         Services Rendered by Insiders.................................     12

Plan of Distribution...................................................     12
         The Escrow Agreement..........................................     12
                  Should the Merger Occur..............................     12
                  Consequences Should the Merger Not Occur.............     13

Description of Securities..............................................     14
         Common Stock..................................................     14
                  Voting Rights........................................     14
                  Dividend Rights......................................     14
                  Liquidation Rights...................................     14

                  Preemptive Rights....................................     14
                  Registrar and Transfer Agent.........................     14
                  Dissenters' Rights...................................     14
         Preferred Stock...............................................     15

Federal Income Tax Consequences........................................     15
         The Merger....................................................     15
                  Shareholders of TechLite Applied Sciences............     15
         The Spinoff...................................................     15
         Shareholders of SuperCorp.....................................     15

Other Financial Considerations.........................................     16
         Pro Forma Information and Dilution............................     16
         Material Contacts Among the Companies.........................     19

Penny Stock Regulations ...............................................     20

Information About the Company..........................................     21
         Description of Business and Properties........................     21
         Course of Business Should the Merger Not Occur................     22
         Legal Proceedings.............................................     22
         Market for the Company's Common Stock
                  and Related Stockholder Matters......................     22
         Rule 144 and Rule 145 Restrictions on Trading.................     23
                  Dividends............................................     25
         Financial Statements..........................................     25

Information About TechLite Applied Sciences............................     25
         Overview          ............................................     25
         Management's Discussion and Analysis of Financial
                  Condition and Results of Operations..................     25
                  Results of Operations................................     25
                  Sales................................................     26
                           Interim Results ............................     26
                  Gross Margin.........................................     26
                           Interim Results ............................     27
                  Selling, General and Administrative Expenses.........     27
                           Interim Results ............................     27
                  Net Income Before Taxes..............................     27
                           Interim Results ............................     27
                  Balance Sheet Items..................................     27
                           Interim Results ............................     28
                  Liquidity and Capital Resources .....................     29
                           Interim Results ............................     29
                  Outlook..............................................     29

Description of TechLite Applied Sciences's Business....................     29
         The Light Fixture Retrofitting Industry ......................     29
         The Market ...................................................     30
         Environmental Considerations .................................     30
         Saving Money .................................................     31
         Other Benefits ...............................................     32
         Current Trends ...............................................     32
         Financing a Retrofit .........................................     33
         Sales Methods ................................................     34

         Production Costs..............................................     35
         Competition ..................................................     35
         Government Approval of Principal Products ....................     36
         Government Regulations .......................................     36
         Properties....................................................     36
         Office Facilities.............................................     36
         Dependence on Major Customers and Suppliers...................     36
         Seasonality...................................................     36
         Research and Development......................................     36
         Environmental Controls........................................     37
         Year 2000 Computer Problem ...................................     37
         Number of Employees...........................................     37
         Venue of Sales................................................     37
         Patents, Copyrights and Intellectual Property.................     37
         Legal Proceedings.............................................     37
         Market for TechLite Applied Sciences's Capital Stock
                  and Related Stockholder Matters......................     37
         Financial Statements..........................................     38

Management Information.................................................     38
         Security Ownership of Certain Beneficial Owners and
                  Management...........................................     38
         Directors, Executive Officers and Significant
                  Employees............................................     41
         TechLite Applied Sciences.....................................     42
         The Company...................................................     42
         Directors of TechLite Applied Sciences........................     42
         Senior Executives of TechLite Applied Sciences................     43
         The Company...................................................     43
                  Albert L. Welsh......................................     43

Remuneration of Directors and Officers.................................     44
         The Company...................................................     44
         TechLite Applied Sciences.....................................     44
         Employment Contracts .........................................     44
         Stock Options.................................................     44

Certain Relationships and Related Transactions.........................     44
         Company's Transactions with Promoters.........................     44
         TechLite Applied Sciences's Transactions with
                  Management ..........................................     45

Interests of Named Experts and Counsel.................................     45

Indemnification........................................................     45

Financial Statements Index.............................................     46

Appendix A - Agreement of Merger.......................................    A-1

================================================================================
                               SUMMARY INFORMATION

     The following summary should be read in conjunction with, and is qualified in its entirety by, the more detailed information and financial statements (including the notes thereto) appearing elsewhere in this Prospectus. All financial statements set forth herein for TechLite, Inc. (the "Company") and TechLite Applied Sciences, Inc. have been prepared in accordance with U.S. generally accepted accounting principles ("GAAP").

The transaction -                             A Spinoff and a proposed Merger.

The proposed Merger -                         Subject to shareholder approval of
                                              both companies, the Company will
                                              merge with TechLite Applied
                                              Sciences, Inc. ("TechLite Applied
                                              Sciences"), another Oklahoma
                                              corporation.

The survivor of the Merger -                  The Company, but the historical
                                              financial statements of the post-
                                              Merger Company shall be those of
                                              TechLite Applied Sciences.

Business of the Company -                     None.  A development-stage, shell
                                              corporation, organized to merge
                                              with TechLite Applied Sciences.

Business of TechLite Applied                  Retrofitting lighting fixtures to
Sciences -                                    obtain reductions in electricity
                                              consumption.

Terms of the Merger -                         TechLite Applied Sciences's
                                              shareholders would exchange their
                                              existing shareholdings in TechLite
                                              Applied Sciences for 2,209,903
                                              shares of Common Stock of the
                                              Company.

Management of the Company                     TechLite Applied Sciences's
after the Merger -                            management.

The Spinoff -                                 A pro rata distribution by
                                              SuperCorp Inc. ("SuperCorp") to
                                              its approximately 650 shareholders
                                              of 195,556 shares of Common Stock
                                              of TechLite, Inc. ("the Company"),
                                              which SuperCorp purchased for
                                              $0.001 a share.

The Spinoff Shares   -                        The 195,556  shares  of Common
                                              Stock of the Company held by
                                              SuperCorp.

================================================================================

================================================================================
Terms of the Spinoff -                        1 Spinoff Share for each 34.81
                                              shares of Common Stock of
                                              SuperCorp held of record on the
                                              date of this Prospectus.

Other securities of the Company -             48,888 shares of Common Stock held
                                              by two "insiders" of the Company
                                              and of SuperCorp.

Insiders to the Company -                     The following persons may be
                                              deemed to be "insiders" to the
                                              Company:  Albert L. Welsh and
                                              George W. Cole.  Each of them
                                              owns, directly or indirectly
                                              through family members, 24,444
                                              shares of Common Stock of the
                                              Company, and each shall receive,
                                              directly or indirectly through
                                              family members, additional shares
                                              of Common Stock through the pro
                                              rata distribution of the Spinoff
                                              Shares.  See "Transactions with
                                              Insiders" and "Other Financial
                                              Considerations - Material Contacts
                                              Among the Companies."

Securities to be outstanding
after the Merger -                                            See table below:


                            Two Company Insiders
                  ----------------------------------------
                                                                                    Other
                                                                                  TechLite
    Type of                                                         Other          Applied
   Company's                       Spinoff         Merger         SuperCorp       Sciences
   Security         Held Now       Shares          Shares       Shareholders    Shareholders       Total
 ------------     -----------    ----------      ----------     ------------    ------------     -------


Common             48,888(1)      21,854(2)       20,000(2)      173,702(2)     2,189,903(3)     2,448,444
Stock

Percent              2.0%           0.9%            0.8%            7.1%            89.2%          100%



(1)      Restricted securities.

(2) Registered with the Commission and unrestricted for transfer in the stock market.

(3)      Registered with the Commission and unrestricted for transfer in the stock market; provided, however, that 825,789 of these shares would be held by affiliates of the post-Merger Company (officers and directors and controlling shareholders) and would be subject to the limitations on resale imposed by Rule 145 of the Commission. See "Information About the Company - Rule 144 and
         Rule 145 Restrictions on Trading."
================================================================================

================================================================================
Plan of Distribution -                        Certificates representing the
                                              195,556 shares of Common Stock to
                                              be distributed to the SuperCorp
                                              shareholders will be delivered to
                                              Bank One Trust Company, NA,
                                              Oklahoma City to be held in
                                              escrow, pursuant to SEC Regulation
                                              230.419, until the Merger should
                                              be approved by TechLite Applied
                                              Sciences.  Should it be so
                                              approved, Bank One will then
                                              transmit such certificates to
                                              their owners.

Tax consequences of the Spinoff -             Taxable both to SuperCorp and to
                                              the SuperCorp shareholders
                                              receiving the 195,556 Spinoff
                                              Shares.  Based upon the opinion of
                                              counsel, SuperCorp believes the
                                              value of the Spinoff Shares for
                                              federal income tax purposes is
                                              negligible - $0.001 a share.  See
                                              "Federal Income Tax Consequences."

Tax consequences of the Merger -              Not taxable.  See "Federal Income
                                              Tax Consequences."

Address of SuperCorp -                        Suite 202
                                              4334 Northwest Expressway
                                              Oklahoma City, OK 73116
                                              Telephone:  405-840-1585

Address of the Company -                      Suite 202
                                              4334 Northwest Expressway
                                              Oklahoma City, OK 73116
                                              Telephone:  405-840-1585

Address of TechLite Applied
Sciences -                                    6106 East 32nd Place, Suite 101
                                              Tulsa, OK 74135
                                              Telephone:  918-664-1441
                                              Facsimile:  918-664-0191












================================================================================

================================================================================
Risk Factors.
-------------

     Ownership of the Common Stock of the Company is speculative and involves a high degree of risk, whether the Merger with TechLite Applied Sciences be effected or not. See "Risk Factors" below.
================================================================================


                                  RISK FACTORS

     Any person acquiring securities of the company in the open market is making an investment decision that involves a high degree of risk and should carefully consider the following factors:

     1. Accumulated Deficit.
        --------------------
     The company with which the Company proposes to merge, TechLite Applied Sciences, has operated at a loss for most of its six years of existence. Its accumulated deficit at the end of its 1998 fiscal year (January 31, 1998) was $1,436,018. It operated at a profit (unaudited) of approximately $332,000 the first six months of the present year, but there can be, and is, no assurance that profitable operations can be maintained.

     2. No Assurance the Proposed  Merger Will be Approved;  Blank Check Company
        ------------------------------------------------------------------------
Status Possible.
----------------
     There is no assurance the proposed merger (the "Merger") between the Company and TechLite Applied Sciences will occur. It must be approved by the shareholders of TechLite Applied Sciences at a special meeting of its shareholders, and TechLite Applied Sciences' management has agreed to vote its shares in accordance with the majority vote of non-management shareholders. Should the proposed Merger not be approved, the Company would be what the Securities and Exchange Commission calls a "blank check company" - a company without significant assets or a business whose sole purpose is to acquire significant assets or a business by merger or otherwise. Because of this, regulations of the Commission require that the certificates representing the 195,556 Spinoff Shares be placed in escrow and be delivered to the SuperCorp shareholders (1) only in the event the proposed Merger is approved by the TechLite Applied Sciences shareholders or (2), should such Merger not be approved, in the event the Company acquires significant assets or a business within 18 months of the date of this Prospectus. No assurance can be given that such would occur within eighteen months of the date of this Prospectus, and if it should not occur, the Company would be dissolved.

     3. No Assurance of a Public Market and Likelihood of a Volatile Market.
        --------------------------------------------------------------------
     There is presently no public market for the Spinoff Shares and there is no assurance that a public market for such securities will develop after the occurrence of the Merger described in this Prospectus or, if one develops, that it will be sustained. It is likely that any market that develops for the Common Stock, should it develop, will be highly volatile and that the trading volume in such market will be limited.

     4. Penny Stock Regulations.
        ------------------------
     The Company anticipates that its Common Stock will be listed on the OTC Bulletin Board, but no assurance can be given that this will occur or, if it occurs, that such listing can be maintained. Further, should the Company's Common Stock trade on the OTC

Bulletin Board at less than $5 a share - and it is expected that this will be the case, the stock will be a so-called "penny stock," which subjects broker-dealer firms to certain restrictions and a strict regimen if they recommend the stock to certain of their customers. Because of these restrictions, trading in the stock will likely be inhibited and a shareholder's ability to resell the stock in the stock market could be limited, which itself could tend to further inhibit the creation of market interest in the stock and act as a depressant on its price in the stock market. See "Penny Stock Regulations."

     5. Market Restrictions on Broker-Dealers.
        --------------------------------------
     The Company's Common Stock is covered by a Securities and Exchange Commission rule that imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5 million or individuals with net worth in excess of $1 million or annual income exceeding $200,000 or $300,000 jointly with their spouse). For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser's written agreement to the transaction prior to the sale. Consequently, the rule may affect the ability of broker-dealers to sell the Company's securities and also may affect the ability of persons receiving shares in this offering to sell their shares in the secondary market. Further, the Company's Common Stock, after the Merger, will initially be quoted on an NASD inter-dealer system called "the Bulletin Board," will not have $4 million in net tangible assets which is required for it to qualify for quotation on Nasdaq, and is not expected to command a market price of $5 a share, the price required for a non-Nasdaq-quoted security to escape the trading severities imposed by the Securities and Exchange Commission on so-called "penny stocks." These trading severities tend to reduce broker-dealer and investor interest in penny stocks and could operate (a) to inhibit the ability of the Company's stock to reach a $4 per share trading price that would make it eligible for quotation on Nasdaq even should it otherwise qualify for quotation on Nasdaq and (b) to inhibit the ability of the Company to use its stock for business acquisition purposes. See "Information About the Company - Market for the Company's Common Stock and Related Stockholders Matters."

     6. No Assurance of Success of Business.
        ------------------------------------
     Should the proposed Merger occur, the post-Merger Company will be engaged in the business of retrofitting lighting fixtures to obtain reductions in electricity consumption. This business, now being conducted by TechLite Applied Sciences, operated at a loss for most of its six years of existence, operated at a profit the first six months of the present year, and is operating at a profit today. There can be, and is, no assurance that this business will continue to be run profitably. See "Information About TechLite Applied Sciences."

     7. Possible Need for Additional Funding.
        -------------------------------------
     Should the proposed Merger be approved, there can be no assurance the post-Merger Company will have no need for funding to achieve its plan of operations for the next twelve months. If additional funding is needed, the source for this funding has not been identified or committed, and no assurance can be given that the needed funds could be obtained. Failure to obtain the funds could result in an inability to meet contractual obligations or obtain new business.

See "Information About TechLite Applied Sciences - Management's Discussion and Analysis of Financial Condition and Results of Operations - Cash Requirements."

     8. Reliance on Key  Personnel.
        ---------------------------
     Should the Merger occur, the post- Merger Company will be reliant on the continued services of several key personnel, and the loss of any of them could have a materially adverse effect on the future operations of the Company. These persons are J. D. Arvidson, chief executive officer of Techlite Applied Sciences; John F. Bodkin, president and chief financial officer; C. O. Sage, executive vice president and chief operating officer; Carol E. Sage, corporate secretary; and Mark Galvin, vice president for administration. The Company is continually identifying and sourcing experienced personnel, but there can be no assurance that the loss of key personnel will not materially and adversely affect its operations and, particularly, its expansion. See "Management Information - Directors, Executive Officers and Significant Employees."

     9. Management Control.
        -------------------
     Should the proposed Merger be approved and effected, after the Merger the Company's officers and directors and their affiliates will own approximately
33.6 percent of the Common Stock of the Company and thereby may be able to determine the outcome of any vote affecting the control of the Company.

     10. Tax Consequences.
         -----------------
     In the opinion of tax counsel to the Company (see "Federal Income Tax Consequences"), the proposed Merger will be a tax-free reorganization for both companies and for the shareholders of TechLite Applied Sciences. These anticipated favorable tax consequences are not supported by an advance ruling by the Treasury Department but are based upon the opinion of tax counsel to the Company and to SuperCorp. Should the actual tax consequences be different than as represented herein, TechLite Applied Sciences' shareholders, to whom would be distributed Company shares (the "Merger Shares"), could recognize taxable income or loss equal to the difference between their undivided tax basis in the TechLite Applied Sciences' stock exchanged for the Company's Merger Shares and the value of the Merger Shares on the date of the exchange. See "Federal Income Tax Consequences -The Merger - Shareholders of TechLite Applied Sciences."

     11. Dividends Not Likely.
         ---------------------
     Should the Merger be effected, for the foreseeable future it is anticipated that any earnings which may be generated from Operations of the emergent company will be used to finance the growth of such company, and cash dividends will not be paid to holders of the Common Stock.

     12. Possible Future Dilution.
         -------------------------
     In addition to the Shares registered for the proposed Merger and for the Spinoff, the Company has registered 1,500,000 shares to be available for issuance in possible business combinations or asset acquisitions, the issuance of which would dilute the percentage ownership and could dilute the net tangible book value per share of shareholders of the surviving company.

     13.  Restrictions  on Net Operating Loss  Carryforwards.
          ---------------------------------------------------
     TechLite Applied Sciences had a net operating loss carryforward of $1,436,018 at January 31, 1998, for income tax purposes that expire in ______.

This net operating loss carryforward may be used to offset otherwise taxable income. However, if the ownership of more than 50 percent in value of the stock of TechLite Applied Sciences changes during a three-year period, this limits the amount of taxable income of any "post-change year" that may be offset using "pre-change losses." The proposed merger transaction with the Company will effect a 10 percent change in such ownership and, while it will not of itself trigger such a restriction, must be taken into account during the next three years for these income tax purposes.

     14. Dependence on Major Suppliers.
         ------------------------------
     TechLite depends upon three non-affiliated companies to fabricate and supply lighting-enhancement reflectors it prefers to use in its light fixture retrofitting business. Should the Merger be approved and effected, the business of the post-Merger Company could be materially affected by conditions not under its control that should affect the ability of these companies to supply their reflectors. While alternate suppliers of these reflectors could be used, the quality of such products is deemed to be inferior to that of the three companies whose reflectors are preferred and could affect the future competitive condition of the post-Merger Company.

                    SUPERCORP - THE DISTRIBUTING SHAREHOLDER

     SuperCorp Inc. ("SuperCorp") was organized under the laws of the State of Oklahoma on October 21, 1988. SuperCorp has approximately 650 shareholders in 35 states, almost all of which it acquired in early 1989 when it purchased all the assets of Naturizer, Inc., through a chapter 11 plan of reorganization, in exchange for shares of common stock of SuperCorp, which shares were distributed to the creditors and shareholders of Naturizer, Inc. One of the purposes for which SuperCorp was organized is to engage in "spinoff" activities such as are described herein, such spinoffs to involve the distribution, by way of stock dividends or otherwise, of registered shares of stock of other companies.

     SuperCorp has assets consisting of approximately $50,000 in cash. Each of its five directors, Albert L. Welsh, John E. Adams, Ronald D. Wallace, T.E. King and Thomas J. Kenan, either directly or by attribution through ownership by family members, owns 375,000 shares of common stock of SuperCorp, which amount is approximately 5.5 percent of the number of outstanding shares. See "Management Information - Security Ownership of Certain Beneficial Owners and Management."

     SuperCorp is not subject to the reporting requirements imposed by Section 15(d) of the Securities Act of 1933 or Section 13 of the Securities Exchange Act of 1934. Its common stock does not trade in the stock market, and it has never sought a market maker for its stock.

     SuperCorp organized the Company in May 1997 as a vehicle specifically for the proposed Merger. The Company has no business history, $196 in assets, no liabilities, and three shareholders - SuperCorp; Albert L. Welsh, the sole officer and director of the Company and a shareholder of SuperCorp; and George
W. Cole, whose spouse, Marjorie Cole, is a shareholder of SuperCorp. See "Information About the Company." Should the proposed Merger not be effected, see "Plan of Distribution - The Escrow Arrangement - Consequences Should the Merger Not Occur" below for an explanation of what disposition would be made of the company.

SuperCorp May be Deemed to be an Underwriter.
--------------------------------------------

     The 195,556 Spinoff Shares described herein are owned by SuperCorp and are to be redistributed by SuperCorp, who might be deemed to be an underwriter by reason of its intent to distribute such Shares.

     After the distribution by SuperCorp of the Spinoff Shares to its shareholders, SuperCorp will no longer own any shares of capital stock of the Company, except to the extent that 657 Spinoff Shares, reserved for rounding-up purposes, would not be allocated in the rounding-up process (see "Terms of the Merger").

     A consequence to SuperCorp, should it be deemed to be an underwriter of the Shares to be distributed to its shareholders, is that any person who purchases the registered Shares within three years after the distribution could assert a claim against SuperCorp under Section 11 of the Securities Act of 1933. The purchase could be in the open market as long as the shares purchased can be traced to the registered Shares SuperCorp distributes to its shareholders. Such a claim, to be successful, must be based upon a showing that statements in the registration statement were false or misleading with respect to a material fact or that the registration statement omitted material information required to be included therein.

     Open market purchasers may have to prove reliance upon the alleged misstatement or omission, but reliance may not necessarily require a showing that the purchaser actually read the registration statement but, instead, that the misstatements or omissions in the registration statement were a substantial factor in the purchase of the shares.

     SuperCorp's Exposure as a Control Person.
     -----------------------------------------
     SuperCorp organized the Company and, since its organization and until the proposed Merger should become effective, has been and will be a "control person" of the Company, as that term is defined in Section 15 of the Securities Act of 1933 ("the Act").

     Section 15 of the Act imposes joint and several liability on persons who control other persons substantively liable under other sections of the Act:
Section 11, for misrepresentations in a registration statement, Section 12(1) - the unlawful sale of unregistered securities, and Section 12(2) - misrepresentations in the sale of securities. A controlling person can avoid liability by proving "he had no knowledge of or reasonable grounds to believe in the existence of the facts by reason of which the liability of the controlled person is alleged to exist."

                            TERMS OF THE TRANSACTION

     The Company, SuperCorp, and TechLite Applied Sciences, pursuant to Approval by their respective boards of directors, have entered into an agreement of merger between the Company and TechLite Applied Sciences, a copy of which is included herein (see "Appendix A - Agreement of Merger"). In order for the merger contemplated by the Agreement of Merger to become effective, it is necessary that each of the following occur:

                  (i) a registration statement covering 195,556 Spinoff Shares (for distribution pro rata to SuperCorp's securities holders) must be filed with the Securities and Exchange Commission and with appropriate state securities regulatory agencies and must become effective;

                  (ii) the shareholders of each of the Company and of TechLite Applied Sciences must, by a requisite vote of the shares outstanding, approve the merger contemplated by the Agreement of Merger; and

                  (iii) certain documents evidencing the approved merger must be prepared and filed with the Secretary of State of Oklahoma.

Terms of the Merger.
--------------------
         The terms of the proposed merger ("the Merger") are as follows:

         1.  TechLite Applied Sciences shall merge into the Company.

         2. Upon the effectiveness of the Merger, the outstanding shares of common stock of TechLite Applied Sciences shall be exchanged for 2,209,903 shares of Common Stock of the Company ("the Merger Shares"). See "Description of Securities."

         3. The business of TechLite Applied Sciences shall be conducted, after the Merger, by the Company, into which TechLite Applied Sciences shall have merged, but TechLite Applied Sciences's management and directors shall become the management and directors of the Company. See "Management
 Information."

         4. Prior to the Merger, SuperCorp shall have distributed to its shareholders ("the Spinoff"), on a basis proportionate to their shareholders in SuperCorp, 195,556 Shares ("the Spinoff Shares") of Common Stock of the Company now held by SuperCorp. Each SuperCorp shareholder shall receive one share of the company for each 34.81 shares of SuperCorp held of record on the date of this Prospectus.

         5. The historical financial statements of the post-Merger Company shall be those of TechLite Applied Sciences. See "Financial Statements - TechLite Applied Sciences."

         6.  There shall also be registered  as part of the Merger  registration statement filed with the Securities and Exchange Commission, 1.5 million additional shares of Common Stock of the Company ("the Shelf Shares"), which Shelf Shares shall be available after the Merger for issuance, upon the filing of post-effective amendments to the Merger registration statement, in subsequent, possible mergers or acquisitions with companies engaged in business activities of types related or similar to those now conducted by TechLite Applied Sciences. Management of TechLite Applied Sciences (who shall become the management of the Company after the Merger) has no current plans, arrangements or understandings with respect to possible merger, acquisitions or business combinations for which the Shelf Shares would be used.

         7. Should the Merger not be approved by the shareholders of TechLite Applied Sciences, none of TechLite Applied Sciences, the Company, or

SuperCorp shall be liable to any of the others, but it shall be the sole obligation of TechLite Applied Sciences to pay all three parties' expenses relating to the registration of the Shares described herein.

Reasons for the Merger and Spinoff.
-----------------------------------
     The managements of the Company and of TechLite Applied Sciences believe that TechLite Applied Sciences's shareholders will benefit from receiving shares that have been registered under the Securities Act in exchange for their shares of capital stock of TechLite Applied Sciences. They believe that the distribution of shares to the stockholders of SuperCorp in the Spinoff will provide the basis for the creation of a public market for the Common Stock of the post-Merger Company and that the existence of such a public market will facilitate the raising of expansion funds for the post-Merger Company. No assurance can be given, however, that a market will develop for the Common Stock or, if it develops, that it will be sustained. See "Risk Factors - No Assurance of a Public Market."

     SuperCorp,   which  controls  the  Company,  believes  that  the  SuperCorp shareholders will benefit by receiving, for no consideration, the 195,556 Spinoff Shares.

     This transaction with TechLite Applied Sciences, should it be approved by the shareholders of TechLite Applied Sciences, will be the fourth such "spinoff-merger" transaction effected by SuperCorp with subsidiaries it creates for such purposes. The first spinoff-merger transaction concerned Lark Technologies, Inc. ("Lark"), a SuperCorp-created subsidiary that merged with a Houston, Texas company engaged in DNA sequencing whose major shareholders are affiliates of the Baylor School of Medicine. The second spinoff-merger transaction concerned Dransfield China Paper Corporation ("Dransfield"), a SuperCorp-created subsidiary that merged with a Hong Kong company engaged in distributing hygienic paper products in Hong Kong and building integrated paper mills in China and whose major shareholder is a Hong Kong Stock Exchange-listed company. The third spinoff-transaction concerned Summit Environmental Corporation, Inc. ("Summit"), a SuperCorp- created subsidiary that merged with a Longview, Texas company engaged in the business of marketing products licensed to it or owned by it. Lark's common stock trades on the OTC Bulletin Board under the symbol "LDNA." Dransfield's common stock trades on the Nasdaq SmallCap Market under the symbol "DCPCF." Summit's common stock trades on the OTC Bulletin Board under the symbol "______." Subsequent to the Lark spinoff-merger, Lark raised $1 million in a rights offering to its shareholder base. Subsequent to the Dransfield spinoff-merger, Dransfield raised $750,000 in a private placement to investors in the U.S. and Hong Kong. Both Lark and Dransfield are operating today, their common stock prices are quoted daily, and both file reports with the Commission pursuant to the requirements of the Securities Exchange Act of 1934. The Summit spinoff-merger transaction was effective only recently, on November 10, 1998.

     Effectively, shareholders of TechLite Applied Sciences will suffer a ten percent dilution in their equity in TechLite Applied Sciences solely for the perceived, but not assured, benefits of having a public market created for their securities and of having created what may be a superior position from which to raise additional capital for the post-Merger Company.

Accounting Treatment of Proposed Merger.
----------------------------------------
     Because the Company is only a corporate shell and not an operating entity, the proposed Merger will be accounted for as if TechLite Applied Sciences recapitalized.

Degree of Management Control of Vote on Merger.
-----------------------------------------------
     The Merger must be approved by a vote of a majority of the outstanding shares of Common Stock of each of the Company and TechLite Applied Sciences. With respect to such companies, the percentage of outstanding shares entitled to vote and held by officers, directors and their affiliates are as follows: the Company - 90%; and TechLite Applied Sciences - 37.4%. TechLite Applied Sciences's officers, directors and affiliates, even though they are recommending approval of the Merger, have agreed to vote their shares to approve or disapprove the proposed Merger in accordance with the majority vote of the other shareholders.

Dissenters' Rights of Appraisal.
--------------------------------
     Those shareholders of TechLite Applied Sciences who vote against the Merger have the right to dissent and to exercise certain rights of appraisal, which, if exercised, and if the Merger is effected, would cause TechLite Applied Sciences to pay these dissenters the appraised value of their shareholdings. See "Voting and Management Information - Dissenters' Rights of Appraisal."

Compliance with Governmental Regulations.
-----------------------------------------
     No federal or state regulatory requirements, other than securities laws and regulations, must be complied with or federal or state approval obtained in connection with the Spinoff and Merger, other than the filing of articles of merger with the Secretary of State of Oklahoma after a favorable vote might be obtained on the proposed merger.

Agreement and Plan of Merger.
-----------------------------
     The complete Agreement of Merger among the Company, TechLite Applied Sciences, and SuperCorp is included in this Prospectus. See "Appendix A - Agreement of Merger."

                           TRANSACTIONS WITH INSIDERS

     The 195,556 Spinoff Shares will be distributed pro rata to all SuperCorp shareholders of record on the date of this Prospectus. An additional 48,888 shares of Common Stock of the Company are already owned by two persons, either directly or by attribution to their family members or family controlled entities.

     Both of these two persons, either directly or by attribution, are shareholders of SuperCorp, and will each receive Spinoff Shares in the pro rata Spinoff distribution. Further, each owns 10,000 shares of common stock of TechLite Applied Sciences, which each purchased in 1997 in exchange for financial consulting services. Both of these persons, by reason of their earlier receipt of securities of the Company and of TechLite Applied Sciences, may be deemed to be "promoters" or "insiders" of the Company who will receive benefits from the transaction not received by other SuperCorp shareholders who are not insiders.

     The identities of the insiders, their positions with the Company and with SuperCorp, the securities of the Company and of TechLite Applied Sciences each owns, and his pro rata receipt of Spinoff Shares are as follows:


                                                                                      Shares Now Owned
                                                                              ----------------------------------
                                    Position with Company                                       TechLite Applied            Spinoff
     Insider                            or SuperCorp                          Company               Sciences                Shares
---------------                  ------------------------------               --------          ----------------            -------
Albert L. Welsh                  President and Director of the                 24,444                 10,000                 10,773
                                 Company and President and a
                                 Director of SuperCorp

George W. Cole                   None                                          24,444                 10,000                 11,081


Services Rendered by Insiders.
------------------------------
     Mr. Welsh and Mr. Cole may be deemed to be "insiders" or "promoters" in connection with the purchase by each of 24,444 shares of Common Stock of the Registrant for $25, or $0.001 a share. Each also performed services for the Registrant and SuperCorp Inc. See "Other Financial Considerations - Material Contacts Among the Companies."

     For a comparison of the securities to be received by the insiders and to be received by other SuperCorp shareholders, see the table under "Summary Information - Securities to be Outstanding After the Merger." For details concerning the direct ownership and the attribution of ownership of Company securities by the insiders, see "Management Information Security Ownership of Certain Beneficial Owners and Management."

                              PLAN OF DISTRIBUTION

The Escrow Arrangement.
-----------------------
     A vote to approve the Merger by the shareholders of the Company is assured. After such vote but before any vote by the shareholders of TechLite Applied Sciences, SuperCorp shall declare a dividend to its shareholders of the 195,556 shares of Common Stock of the Company held by it ("the Spinoff Shares"). Certificates representing the 195,556 Spinoff Shares shall be distributed by SuperCorp to Bank One Trust Company, NA, Oklahoma City ("the Escrow Agent") to be held in escrow pursuant to the provisions of Securities and Exchange Commission Regulation 230.419. Later distribution by the Escrow Agent would be as follows:

     Should the Merger Occur.
     ------------------------
     Upon the legal effectiveness of the Merger (should TechLite Applied Sciences's shareholders approve the Merger), the Company shall supplement this Prospectus to indicate the fact and date of the Merger. At such time as the Company's Common Stock is declared eligible for quotation on the NASD OTC Bulletin Board, the Company shall provide to the Escrow Agent the Company's representation that the requirements of Securities and Exchange Commission Regulation ss.230.419(e) have been met, and the Escrow Agent shall distribute the escrowed certificates representing the 195,556 Spinoff Shares to the owners of such securities.

     Consequences Should the Merger Not Occur.
     -----------------------------------------
     There can be no assurance that the proposed Merger between the Company and TechLite Applied Sciences will occur, since a favorable shareholder vote of TechLite Applied Sciences's shareholders must be obtained, and no assurance can be given that such will be obtained.

     Should the Merger not become effective, (i) TechLite Applied Sciences will continue as a separate corporation with its existing assets and business, and
(ii) the Company will have no significant assets or business, and there will be no trading market for its securities, which will still be held in escrow by the Escrow Agent. As long as this escrow continues, no transfer or other disposition of the securities held in escrow shall be permitted other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Internal Revenue Code of 1986, as amended, or Title 1 of the Employee Retirement Income Security Act or the rules thereunder. The Company's management has no specific plans for an alternative to a rejection of the proposed Merger but would seek to acquire a business or assets that would constitute a business, using funds contributed by management to pay the costs of such search. Upon execution of any agreement for the acquisition of a business or assets that would constitute a business, the Company shall file with the Securities and Exchange Commission (the "Commission") a post-effective amendment to the Registration Statement that discloses information required by the Commission's applicable registration form (such as Form S-1 or Form SB-2) and Industry Guides, which would include information about the alternative business or assets acquisition, including financial statements of the Company and of the company to be acquired as well as pro forma financial information. Upon the legal effectiveness of the acquisition described in the amended registration statement, the Escrow Agent would distribute the certificates held in escrow together with the Prospectus contained in the amended Registration Statement. No later than 90 days after the end of the first full fiscal year of operations following consummation of an acquisition, as described above, the Company shall furnish its shareholders audited financial statements for such year as well as the Company's plan of operation for the next year and file such information with the Commission on a Form 10-K or 10-KSB. See "Penny Stock Regulations."

     Should no alternative to the Merger be effected within eighteen months after the effective date of the initial Registration Statement of which this Prospectus is a part, Rule 419 of the Securities and Exchange Commission requires that the acquisition effort be abandoned. In such event, the certificates held in escrow would not be delivered to the record owners thereof. The holders of a majority of the Company's Common Stock will have voting rights to cause a dissolution of the Company, and persons who will constitute such a majority have indicated their intentions to so exercise these voting rights to that effect at that time. Such persons are

Albert L. Welsh, president and a director of SuperCorp; Nita Kaye Adams, Renee Adams, Chris Adams, and Meridyne Corp., all of whom are related to or affiliated with John E. Adams, a director of SuperCorp; the Marilyn C. Kenan Trust, which is under the control of the spouse of Thomas J. Kenan, a director of SuperCorp, and Mary M. Kenan and Joseph N. Kenan, the adult daughter and son of Thomas J. Kenan; Patrick D. and Julia V. Kenan; Ronald D. Wallace, a director of SuperCorp and the beneficial owner of SuperCorp shares held by Sackville Advisors, Ltd., which is under his control; T.E. King, a director of SuperCorp; George W. Cole; Marjorie Cole; George B. Cole; Judith Rader, Gary E. Bryant, Mary N. Jackson; Suzanne Kerr; Marshall A. Pierson; and Susanne Peterson, shareholders of SuperCorp. See "The Escrow Arrangement."

                            DESCRIPTION OF SECURITIES

     Common Stock.
     -------------
     Each of the Company and TechLite Applied Sciences is an Oklahoma corporation. The Company is authorized to issue 40 million shares of Common Stock, $0.001 par value and has 244,444 shares of Common Stock issued and outstanding. TechLite Applied Sciences is authorized to issue 5 million shares of common stock, $0.001 par value, and has 2,209,903 shares of its Common Stock issued and outstanding.

          Voting rights.
          --------------
     Holders of the shares of Common Stock are entitled to one vote per share on all matters submitted to a vote of the shareholders. Shares of Common Stock do not have cumulative voting rights, which means that the holders of a majority of the shares voting for the election of the board of directors can elect all members of the board of directors.

          Dividend rights.
          ----------------
     Holders of record of shares of Common Stock are entitled to receive dividends when and if declared by the board of directors out of funds of the Company legally available therefor.

          Liquidation rights.
          -------------------
     Upon any liquidation, dissolution or winding up, holders of shares of Common Stock are entitled to receive pro rata all of the assets of the Company available for distribution to shareholders, subject to the prior satisfaction of the liquidation rights of the holders of outstanding shares of Preferred Stock.

          Preemptive rights.
          ------------------
     Holders of Common Stock do not have any preemptive rights to subscribe for or to purchase any stock, obligations or other securities of the Company.

          Registrar and transfer agent.
          -----------------------------
     Bank One Trust Company, NA, Oklahoma City serves as the transfer agent and registrar of the Common Stock of the Company. TechLite Applied Sciences serves as its own registrar and transfer agent.

          Dissenters' rights.
          -------------------
     Under current Oklahoma law, a shareholder is afforded dissenters' rights which, if properly exercised, may require the corporation to repurchase its shares. Dissenters' rights commonly arise in extraordinary transactions such as mergers, consolidations, reorganizations, substantial asset sales, liquidating distributions, and certain amendments to the company's memorandum and articles of association.

     Preferred Stock.
     ----------------
     The Company is authorized to issue 10 million shares of Preferred Stock, $0.001 par value. The Preferred Stock may be issued from time to time by the directors as shares of one or more series. The description of shares of each series of Preferred Stock, including any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption shall be set forth in resolutions adopted by the directors.

     There are no shares of Preferred Stock of the Company issued and outstanding.

                         FEDERAL INCOME TAX CONSEQUENCES

     The Merger.
     -----------
     In the opinion of Thomas J. Kenan, counsel to the Company and to SuperCorp, the Merger should qualify as a type "A" reorganization under Section 368(a)(1) of the Internal Revenue Code. However, when consideration is given to the fact that the Company is newly organized, the "step transaction doctrine" might be applied and, accordingly, the Company might be considered a continuation of TechLite Applied Sciences with only a change of name or place of incorporation, a type "F" reorganization under Section 368(a)(1).

          Shareholders of TechLite Applied Sciences.
          ------------------------------------------
     Whether the Merger be characterized as a type "A" or "F" reorganization, the Company believes that there should be no recognition of taxable gain or loss to the shareholders of TechLite Applied Sciences by reason of the Merger. Each shareholder of TechLite Applied Sciences would have a carryover tax basis and a tacked holding period for the Company's securities received in the Merger. Further, TechLite Applied Sciences itself would not recognize any taxable gain or loss, since its liabilities are not in excess of the tax basis of its assets.

     It is anticipated that the distribution by SuperCorp to its shareholders of the 195,556 Spinoff Shares will not adversely affect the non-recognition of gain or loss to TechLite Applied Sciences or its shareholders in the merger.

     The above discussion is not based upon an advance ruling by the Treasury Department but upon an opinion of Thomas J. Kenan, esquire, in his capacity as tax counsel to the Company (which tax opinion is one of the exhibits to the registration statement of which this Prospectus is a part). See "Risk Factors - Tax Consequences."

     The Spinoff.
     ------------
     In the opinion of Thomas J. Kenan, U.S. counsel to SuperCorp and to the Company, the distribution by SuperCorp to its shareholders of the 195,556 Spinoff Shares will be a taxable event to SuperCorp and to each of its shareholders receiving any of the Spinoff Shares. Gain (but not loss) would be recognized by SuperCorp under Section 311 of the Internal Revenue Code for any excess of the fair market value of the Company's stock on the date of actual distribution over the tax basis to SuperCorp of such stock.

          Shareholders of SuperCorp.
          --------------------------
     As for SuperCorp's shareholders who receive Spinoff Shares of the Company, the spinoff shall occur prior to the vote by TechLite Applied Sciences's shareholders to accept or reject the

Merger. Since the result of the vote by TechLite Applied Sciences's shareholders cannot be forecast, and since the Merger cannot and shall not become effective until after a favorable vote is obtained on the Merger, it is Mr. Kenan's opinion that it is more likely than not that the fair market value of the Spinoff Shares on the date of the Spinoff should not have increased over the $0.001 price paid by SuperCorp for the 195,556 Spinoff Shares.

     SuperCorp has no current or accumulated earnings, and the distribution is being made from excess capital. Each shareholder of SuperCorp should reduce the adjusted basis of his SuperCorp stock by the fair market value of the distribution to him, and any remaining portion will be treated as capital gain in the same manner as a sale or exchange of the stock. This fair market value is assumed to be $0.001 per share. SuperCorp undertakes to advise its shareholders in early 2000 should it deem the fair market value of the distributed Spinoff Shares on the date of distribution to have been different than $0.001 per share or should it have had earnings in 1999 which would cause the distribution, to the extent of such earnings, to be taxed as a dividend and as ordinary income.

     The above discussion as to U.S. income tax consequences is not based upon an advance ruling by the Treasury Department but upon the opinion of tax counsel to the Company (which tax opinion is an exhibit to the registration statement of which this Prospectus is a part). See "Risk Factors - Tax Consequences."

                         OTHER FINANCIAL CONSIDERATIONS

Pro Forma Financial Information and Dilution.
---------------------------------------------

     The following sets forth certain pro forma financial information giving effect to the Merger:



                                           PRO FORMA STATEMENT OF FINANCIAL CONDITION
                                                          July 31, 1998


                                                                   TechLite
                                            TechLite                Applied
                                              Inc.                 Sciences                Pro Forma               Pro Forma
                                          (Historical)           (Historical)             Adjustments              Combined
                                           ----------             ----------              -----------            ------------
ASSETS

Current assets                                $245                $   211,819             $   -                  $   212,064

Property and equipment                          -                     185,981                  -                     185,981

Other assets                                    -                      91,231                  -                      91,231
                                              ----                -----------             ----------             -----------

TOTAL ASSETS                                  $245                $   489,031             $    -                 $   489,276
                                              ====                ===========             ==========             ===========



LIABILITIES AND STOCKHOLDERS'
EQUITY

Current liabilities                           $  -                $   367,853              $    -                $   367,853

Long term liabilities                            -                    130,003                   -                    130,003
                                              -----               -----------             ----------             -----------

     Total liabilities                           -                    497,856                   -                $   497,856
                                              -----               -----------             ----------             -----------

Stockholders' equity:

   Common stock                                245                    220,400                   -                    220,645

   Additional paid-in capital                    -                    874,795                   -                    874,795

   Retained earnings (deficit)                   -                 (1,104,020)                  -                 (1,104,020)
                                              -----               -----------             ----------             -----------

     Total stockholders' equity                245                     (8,825)                  -                     (8,580)
                                              ----                -----------             ----------              ----------

TOTAL LIABILITIES AND                         $245                $   489,031             $     -                $   489,276
                                              ====                ===========             ==========             ===========
STOCKHOLDERS' EQUITY



Pro forma book value per share                                                                                   $    (0.0035)
                                                                                                                 ============


NOTE: Pro forma book value per share is calculated by dividing Total Stockholders' Equity - ($8,580) - by the total number of shares that would have been outstanding on July 31, 1998 (2,448,444), giving effect to the proposed Merger.



                                                              PRO FORMA STATEMENT OF INCOME
                                                           Fiscal Year Ended January 31, 1998
                                                                           and
                                                           Six-Month Period Ended July 31, 1998

                                Fiscal Year Ended January 31,                        Six Months Ended July 31, 1998 (Unaudited)
                  --------------------------------------------------------     -----------------------------------------------------
                        1998

                    TechLite       TechLite                                     TechLite      TechLite
                      Inc.         App. Sci.      Pro Forma      Pro Forma        Inc.        App. Sci.      Pro Forma     Pro Forma
                  (Historical)   (Historical)    Adjustments     Combined     (Historical)  (Historical)    Adjustments    Combined

Sales              $    -         $1,714,514    $     -         $1,714,514    $     -        $2,589,042    $     -        $2,589,042

Cost of Sales           -          1,516,927          -          1,516,927          -         1,843,989          -         1,843,989
                   ----------     ----------    ------------    ----------     ----------    ----------    ------------   ----------

   Gross profit         -            197,587          -            197,587          -           745,053          -           745,053

Operating expenses      -            930,763          -            930,763          -           413,055          -           413,055
                   ----------     ----------    ------------    ----------     ----------    ----------    ------------   ----------
Income from
operations              -           (733,176)         -           (733,176)         -           331,998          -           331,998

Other income            -              2,962          -              2,962          -             -              -              -
                   ----------     ----------    ------------    ----------     ----------    ----------    ------------   ----------

Income (loss)
before taxes                        (730,214)         -           (730,214)                     331,998          -           331,998

Provision for taxes     -              -              -              -              -             -              -             -
                   ----------     ----------    ------------   ------------    ----------    ----------    ------------   ----------

NET INCOME (LOSS)  $    -         $ (730,214)   $     -         $ (730,214)    $    -        $  331,998    $     -        $  331,998
                   ==========     ==========    ============    ==========     ==========    ==========    ============   ==========

EARNINGS PER SHARE
  Net income
  (loss)                -         $ (730,214)         -         $ (730,214)                   $  331,998        -         $  331,998

  Weighted-average
  number of shares
  outstanding                      2,204,000        244,444      2,448,444                    2,204,000        244,444     2,448,444

  Earnings per share    -            (0.33)            -           (0.30)            -            0.15                      0.135

NOTES:

(1) Earnings per share data shown above are applicable for both primary and fully diluted.

(2) Weighted-average number of shares outstanding for the combined entity includes all shares issued as of July 31, 1998 as if outstanding as of the beginning of the period.

     Essentially, the immediate effect of the Merger is to dilute by 10 percent the equity of the shareholders of TechLite Applied Sciences by transferring this equity to the present shareholders of the Company and of SuperCorp. See "Summary Information - Securities to be Outstanding After the Merger."

Material Contacts Among the Companies.
--------------------------------------

     In 1995 Thomas J. Kenan of Oklahoma City, Oklahoma, a director and general counsel of SuperCorp, was introduced to J.D. Arvidson, president of TechLite Applied Sciences, by Rex Frates of Tulsa, Oklahoma, an investor and industrialist who was then considering investing funds in TechLite Applied Sciences. Mr. Kenan followed the development of TechLite Applied Sciences thereafter. In 1996 Mr. Kenan advised Albert L. Welsh, president and a director of SuperCorp, and George W. Cole, whose spouse, Marjorie J. cole is a significant shareholder of SuperCorp, that they should contact Mr. Arvidson, as his company was in need of financial advisers with respect to its structure and direction. Mr. Welsh and Mr. Cole both are stockbrokers and former underwriters of registered stock offerings.

     Mr. Welsh and Mr. Cole became financial advisers to TechLite Applied Sciences in 1997, and Mr. Kenan performed legal services for it from time to time in 1996 and in 1997. In early 1997 Mr. Kenan accepted 90,000 shares (giving effect to a subsequent 35-for-one stock split) of common stock of TechLite Applied Sciences in exchange for legal services performed with regard to reorganizing the capital structure of TechLite Applied Sciences. Mr. Welsh and Mr. Cole each received 10,000 shares (giving effect to a subsequent 35-for-one stock split) of common stock of TechLite Applied Sciences for providing financial advice with regard to reorganizing its capital structure.

     Mr. Kenan subsequently transferred 85,000 shares of his TechLite Applied Sciences stock to a trust, the Marilyn C. Kenan Trust, whose trustee and primary beneficiary is Mr. Kenan's spouse, Marilyn C. Kenan, and 5,000 of his shares to Sherie Adams, Mr. Kenan's legal assistant, as a bonus to her regular salary. Mr. Cole transferred his 10,000 shares to his spouse, Marjorie J. Cole.

     Mr. Welsh and Mr. Cole, in approximately March 1997, persuaded the directors of TechLite Applied Sciences to consider recommending to their shareholders the Merger described in this Prospectus. The directors favorably considered the matter and ordered an audit of their financial records to be made in order that a spinoff-merger transaction could proceed.

     The SuperCorp directors also favorably considered the proposition of creating a subsidiary corporation to merge with TechLite Applied Sciences and distributing to the SuperCorp shareholders the stock SuperCorp would own in the subsidiary. At the time the SuperCorp directors authorized the organization of such subsidiary corporation, which is the Company, they authorized the sale of 24,444 shares of common stock of the Company to each of Mr. Welsh and Mr. Cole in recognition of their services in persuading the directors of TechLite Applied Sciences to consider the Merger described herein.

     Other than the proposed Spinoff and Merger described herein, there have been no material contracts, arrangements, understandings, relationships, negotiations or transactions among TechLite Applied Sciences, the Company, and SuperCorp during the periods for which financial statements appear herein.

                             PENNY STOCK REGULATIONS

     There is no way to predict a price range within which the Company's Common Stock will trade. The Company expects trading to commence on the OTC Bulletin Board at a price less than $5 a share. Accordingly, the Company's Common Stock initially, at least, would be subject to the rules governing "penny stocks."

     A "penny stock" is any stock that sells for less than $5 a share, is not listed on an exchange or authorized for quotation on The Nasdaq Stock Market, and is not a stock of a "substantial issuer." The Company is not now a "substantial issuer" and cannot become one until it has net tangible assets of at least $5 million, which it does not now have.

     The  Congress  has  enacted   statutes  and  the   Commission  has  adopted
regulations that impose a strict regimen to be complied with by brokers in recommending penny stocks.

                        The Penny Stock Suitability Rule
                        --------------------------------

     Prior to the sale of a penny stock recommended by a broker-dealer to a new customer who is not an institutional accredited investor, the broker-dealer must approve the customer's account for transactions in penny stocks in accordance with procedures set forth in the Commission's Penny Stock Suitability Rule. The broker-dealer must obtain from the customer information concerning the person's financial situation, investment experience and investment objectives. Then, the broker-dealer must "reasonably determine" that transactions in penny stocks are suitable for the person and that the person, or his advisor, is capable of evaluating the risks in penny stocks.

     After making this determination, the broker-dealer must furnish the customer with a written statement setting forth the basis for this suitability determination. The customer must sign and date a copy of the written statement and return it to the broker-dealer.

     Finally the broker-dealer must also obtain from the customer a written agreement to purchase the penny stock, identifying the stock and the number of shares to be purchased.

     The above exercise, if applied to a transaction, not only delays a proposed transaction but has caused many broker-dealer firms to adopt a policy of not allowing their representatives to recommend penny stocks to their customers.

     The Penny Stock Suitability Rule, described above, and the Penny Stock Disclosure Rule, described below, do not apply, however, to transactions not recommended by the broker-dealer, to sales to institutional accredited investors, or to sales to "established customers" of the broker-dealer - persons either who have had an account with the broker-dealer for at least a year or who have effected three purchases of penny stocks with the broker-dealer on three different days involving three different issuers. Also exempt from this rule are transactions in penny stocks by broker-dealers whose income from penny stock activities does not exceed five percent of their total income during certain defined periods.

                         The Penny Stock Disclosure Rule
                         -------------------------------

     Another Commission rule - the Penny Stock Disclosure Rule - requires a broker-dealer, who recommends the sale of a penny stock to a customer in a transaction not exempt from the suitability rule described above, to furnish the customer with a "risk disclosure document" including, among other things, a description of the penny stock market and how it functions, its inadequacies and shortcomings, and the risks associated with investments in the penny stock market. The broker-dealer must also disclose the stock's bid and ask price information and the dealer's and salesperson's compensation related to the proposed transaction. Finally, the customer must be furnished with a monthly statement including prescribed information relating to market and price information concerning the penny stocks held in the customer's account.

                               Effects of the Rule
                               -------------------

     The above penny stock regulatory scheme is a response by the Congress and the Commission to known abuses in the telemarketing of low-priced securities by "boiler shop" operators. The scheme imposes market impediments on the sale and trading of penny stocks and has a limiting effect on a stockholder's ability to resell a penny stock.

     The Company's Spinoff Shares and Merger Shares likely will trade below $5 a share on the OTC Bulletin Board and be, for some time at least, shares of a "penny stock" subject to the trading market impediments described above.

                          INFORMATION ABOUT THE COMPANY

     The Company was incorporated under the laws of the State of Oklahoma on June 3, 1997. It is a development-stage company, has no business or significant assets, and was organized for the purpose of entering into the Merger proposed herein (see "Terms of the Transaction - Terms of the Merger"). It has no employees; its management will serve without pay until the Merger should become effective.

Description of Business and Properties.
---------------------------------------

     Should the Merger be approved and effected, the Company shall be the surviving company, but the Company's management shall not remain as the management of the Company. Control of the Company, through the voting power to elect the entire board of directors and thereby to replace management, shall pass to the present shareholders of TechLite Applied Sciences, and TechLite
Applied Sciences's present management shall become the management of the Company. See "Management Information - Directors, Executive Officers, and Significant Employees."

     It is the intention of TechLite Applied Sciences's present management to continue the business of TechLite Applied Sciences as the business of the Company (see "Information about TechLite Applied Sciences - Description of Business and Properties") after the Merger.

     The Company's present management consists of one person, Albert L. Welsh. Mr. Welsh is a registered representative of Birchtree Financial Services, Inc., a broker-dealer firm with principal offices in Kansas City, Missouri, and branch offices in several cities, including Oklahoma City, Oklahoma, where Mr. Welsh is employed. Mr. Welsh is president and a director of SuperCorp.

Course of Business Should the Merger Not Occur.
-----------------------------------------------

     Should the Merger not be approved and effected, the Company will be without any property or business. The Company's management would seek to acquire, in exchange for stock of the Company, a business or assets that would constitute a business. Should no acquisition that would cause the Company to become a going concern be made within 18 months after the effective date of the Registration Statement of which this Prospectus is a part, Rule 419 of the Securities and Exchange Commission requires that the acquisition effort be abandoned. In such event, the certificates held in escrow would not be delivered to the record owners thereof. The holders of the majority of the issued and outstanding shares of Common Stock will have the voting power to cause a dissolution of the Company, and persons who are today the holders of a majority of these shares have agreed to do so. See "Plan of Distribution - The Escrow Arrangements - Consequences Should the Merger Not Occur." It is contemplated that such a dissolution would have insignificant consequences for the persons receiving the Spinoff Shares. The assets of the Company today consist of $245. Assuming the proposed Merger is not approved by the shareholders of TechLite Applied Sciences and that the expenses of future efforts to acquire a business are advanced by the Company's management (as is proposed) or are borrowed from other sources, the Company would have no assets to distribute to its shareholders upon such a dissolution. Each shareholder would receive nothing in the dissolution and would have a capital loss equal to $0.001 a share for each share of the Company received in the Spinoff.

Legal Proceedings.
------------------

     Neither the Company nor its property is a party to or the subject of pending legal proceedings.

Market for the Company's Common Stock and Related Stockholder Matters.
----------------------------------------------------------------------

     As of the date of this Prospectus there is no public trading market in the U.S. or elsewhere for the Company's Common Stock. After the Spinoff and before any vote on the Merger by the shareholders of TechLite Applied Sciences, all certificates representing the 195,556 Spinoff Shares shall be held in escrow by the Escrow Agent.

     Should the Merger be approved and effected, (i) the Escrow Agent will release from escrow the certificates representing the ownership of the escrowed securities, which certificates would be delivered to the approximately 650 persons owning the securities represented by the certificates, and (ii) the shareholders of TechLite Applied Sciences will receive 2,209,903 Shares of Common Stock of the Company in exchange for all the issued and outstanding shares of capital stock of TechLite Applied Sciences.

     Should the Merger be effected, the Common Stock is expected to be eligible for quotation on the NASD OTC Bulletin Board. There can be, and is, no assurance that market makers will make or maintain a market in the stock or that, even if a market is made and maintained in the stock, that the stock will trade at prices deemed attractive or reasonable to the present shareholders of TechLite Applied Sciences or the Company.

     The Company's stock will not be eligible for quotation on the Nasdaq Small Cap Market ("Nasdaq") (i) until it trades at a price of $4 a share or higher and
(ii) unless it meets other Nasdaq requirements regarding assets and shareholders' equity, which it will not yet meet even if the Merger is approved and effected. No assurance can be made that the Common Stock will ever become eligible for quotation on Nasdaq.

     The Company's stock is expected to be quoted on an NASD inter-dealer system called "the Bulletin Board." While some Bulletin Board stocks are actively traded, they do not draw the interest of the substantial portion of the brokerage community that concentrates its attention on Nasdaq-quoted stocks or exchange-listed stocks. The eligibility requirements for listing the Company's stock on exchanges are generally as high or higher than the requirements for eligibility for quotation on Nasdaq, and the Company has no present plans to list its stock on an exchange.

     Further, holders of the Shares offered herein face the prospect, should the Merger be approved and effected, of an indefinite period during which the Shares will be subject to trading severities imposed on Bulletin Board, so-called "penny stocks" (stocks that trade at less than $5 per share) by regulations of the Securities and Exchange Commission. The effect of these trading severities is to reduce broker-dealer and investor interest in trading or owning "penny stocks" and, hence, could inhibit the ability of the Company's stock to reach a trading level of $4 per share or higher and thereby become eligible for quotation on Nasdaq even if the Company meets Nasdaq's assets and shareholders' equity requirements in the future.

Rule 144 and Rule 145 Restrictions on Trading.
----------------------------------------------

     Should the Merger and Spinoff transaction described herein be approved and effected, all issued and outstanding shares of Common Stock of the Company, except the 48,888 shares held by the two insiders, shall have been issued or distributed pursuant to registration with the Commission. Nevertheless, some of the Shares, even though deemed not to be "restricted securities," as such term is used by the Commission, will be subject to certain restrictions on their transfer for value.

     Holders of the Shares who are deemed to be affiliates of TechLite Applied Sciences at the time of the vote on the Merger, in order to sell their Shares, must either register them for sale or comply with the resale provisions set forth in paragraph (d) of the Commission's Rule 145, unless some other exemption-from-registration provision is available. The resale provisions of paragraph (d) of Rule 145 refer to certain provisions of the Commission's Rule 144 which require that:

       o the Company must have been subject to the reporting requirements of Section 15(d) of the Securities Exchange Act for at least 90 days and must have filed all reports with the Commission required by such rule during the twelve months preceding such sale (or shorter period that the Company was required to file such reports), and

       o transfers for value by such affiliates can occur only either through broker transactions not involving the solicitation of buyers or directly to market-makers, and

       o each such affiliate can transfer for value, during a 90-day period, no more Shares than the greater of one percent of all issued and outstanding shares of Common Stock of the Company (24,448 Shares immediately after the Merger) or the average weekly volume of trading in such Common Stock reported through the automated quotation system of Nasdaq or the Bulletin Board during the four calendar weeks prior to placing the sell order with a broker-dealer.

     The above described resale provisions of Rule 145 shall continue, for persons who are affiliates of TechLite Applied Sciences at the time of the vote on the Merger, for one year after the Merger, at which time only the current public information requirement shall continue. At such time as any such affiliate has ceased to be an affiliate of the post-merger company for at least three months, and provided at least two years have elapsed since the date of the Merger, then even the requirement of filing reports with the Commission by the Company will no longer be required for such a former affiliate to sell any of the Shares acquired in the Merger.

     The Company believes that none of the 195,556 Spinoff Shares will be subject to any restrictions on trading or transfers for value, by reason of these Shares' being registered for the Spinoff. Further, none of the 2,209,903 Shares of the Company to be distributed in the Merger to TechLite Applied
Sciences shareholders other than 825,789 shares to TechLite Applied Sciences officers and directors and to affiliates of TechLite Applied Sciences prior to the Merger will be subject to any restrictions on transfer. Accordingly, after the effective date of the Merger and the redistribution of the Spinoff Shares, there shall be 1,285,624 Shares in the "public float," i.e., subject to no Rule 144, Rule 145 or other applicable securities law restrictions on their being traded or transferred for value. It is estimated that approximately 675 persons will own these Shares of record, the offering of which for sale could have a materially adverse effect on the market price of the Company's stock. Further, an additional 825,789 shares will be held by affiliates of TechLite Applied Sciences who will be able to sell these shares pursuant to Rule 144 and Rule 145 of the Securities Act.

     There is no equity of the Company subject to outstanding options or warrants to purchase, or securities convertible into, equity of the Company.

     Dividends.
     ----------
     The Company has had no annual earnings and has declared no dividends on its capital stock. Should the Merger be approved and effected, there are no restrictions that would, or are likely to, limit the ability of the Company to pay dividends on its Common Stock, but the Company has no plans to pay dividends in the foreseeable future and intends to use earnings for business expansion purposes (see "Information about the Company - Description of Business and Properties").

Financial Statements.
---------------------

     See "Financial Statements - TechLite, Inc." for the independent auditor's report dated October 31, 1998, with respect to the Company's balance sheet as of October 31, 1998, such balance sheet, and the notes to the balance sheet.

                   INFORMATION ABOUT TECHLITE APPLIED SCIENCES

Overview.
---------

     TechLite  Applied  Sciences,   Inc.   ("TechLite   Applied  Sciences")  was
incorporated in Oklahoma on November 9, 1992. Its fiscal year ends January 31.

     TechLite Applied Sciences has been engaged since 1993 in the business of retrofitting existing lighting fixtures in buildings used for commercial, education, manufacturing, institutional and health care purposes. Using highly efficient reflectors, improved electronic ballasts, and energy-efficient fluorescent lamps, TechLite Applied Sciences's retrofitting improvements make possible a 60 percent or greater reduction in electricity consumption while maintaining or improving existing light levels.

     TechLite Applied Sciences has its headquarters in Tulsa, Oklahoma, and branch offices in Dallas, Texas; Tecumseh, Oklahoma; Kearney, Nebraska; and Brazilia and Rio de Janeiro, Brazil. TechLite Applied Sciences operated at a loss from inception through the fiscal year that ended January 31, 1998. Operations became profitable in the first six months of the fiscal year that will end January 31, 1999.

Management's  Discussion  and  Analysis of  Financial  Condition  and Results of
--------------------------------------------------------------------------------
Operations.
-----------

     The following discussion and analysis should be read in conjunction with the financial statements and the accompanying notes thereto and is qualified in its entirety by the foregoing and by more detailed financial information appearing elsewhere. See "Financial Statements."

     Results of operations.
     ----------------------
     The following table presents, as a percentage of sales, certain selected financial data for each of the two years in the period ended January 31, 1998 and for the six-month period ended July 31, 1998:



                                                                      Six Months
                                                                         Ended
   Year ended January 31                              1997     1998     7-31-98
   ----------------------------------------------------------------    ---------
   Sales                                              100%     100%      100%
   Cost of sales                                       86%      88%       71%
                                                      ---      ---       ---
   Gross margin                                        14%      12%       29%

   Selling, general and
            administrative expenses                    26%      54%       16%

   Net income (loss) before taxes                     (12)%    (43)%      13%

     Sales.
     ------
     Sales of $1,714,514 for fiscal year 1998 decreased by $86,139 from fiscal 1997's sales of $1,800,653, a decrease of five percent. Most operations in fiscal year 1998 were affected by two events:

       o In July 1997 TechLite Applied Sciences was the successful bidder on a $3.95 million contract to retrofit most of the buildings of the Tulsa, Oklahoma Independent School District Number One. The contract was signed on October 6, 1997, and TechLite Applied Sciences quickly increased its staff to enable it to perform its contractual obligations. Yet, the school district, through bureaucratic delays, prevented TechLite Applied Sciences from commencing work on the contract until January 27, 1998 - five days before the end of fiscal year 1998.

       o            From  October  1997  through  the  end of that  fiscal  year
                    (1998), and even through October 1998, TechLite Applied Sciences diverted significant personnel and some monetary resources to the pursuit of perceived opportunities in Brazil. The objects of the opportunities are retrofitting contracts with the postal system in Brazil and with a large, French-owned chain store company, Carrefour Comercio E Industria LT ("Carrefour"). As of October 31, 1998, TechLite Applied Sciences has retrofitted the lighting fixtures in demonstration areas of the postal system's main office and in one of Carrefour's stores (one that has 80 checkout counters), has made specific proposals to each both for a single building retrofit and for a system-wide retrofit. TechLite Applied Sciences awaits a response from each.

          Interim Results.
          ----------------
     Sales for the six months ended July 31, 1998 were $2,589,042, an increase of $1,289,116, or 99%, over the $1,299,926 in sales for the six months ended July 31, 1997. The increase was due to work being commenced on the Tulsa, Oklahoma public school contract.

     Gross margin.
     -------------
     Gross margin decreased from $247,221 in fiscal 1997 to $197,587 in fiscal 1998, a decrease of twenty percent. The decrease was due primarily to the gross margin realized on work performed in fiscal 1998 on buildings owned by the Houston Independent School District. Another company had received the contract to perform this work but had been dismissed due to its unsatisfactory work performance. TechLite Applied Sciences assumed the obligation to complete the work - and did so, but the contract price was for a lower piece price than TechLite Applied Sciences offers or otherwise accepts. The Houston contract was performed from September 1996 through March 1997.

          Interim Results.
          ----------------
     Gross margin for the six months ended July 31, 1998 was $745,053, an increase of $621,423, or 503%, over the gross margin of $123,630 for the six months ended July 31, 1997. The gross margin, as a percentage of sales, increased from 9.5% for the 1997 six-month period to 28.8% for the 1998 first six-months period. The increase in gross margin is attributable to the increase in sales. The increase in gross margin percentage is attributable to the difference in margin, as a percentage of sales, between the Tulsa public schools contract and the Houston public schools contract.

     Selling, general and administrative expenses.
     ---------------------------------------------

     Selling, general and administrative expenses increased from $467,391 in fiscal 1997 to $930,763 in fiscal 1998, or 99%. This reflects the increase in staff made in anticipation of commencing work on the Tulsa public schools contract. See " - Sales," above.

          Interim Results.
          ----------------
     Selling, general and administrative expenses for the six months ended July 31, 1998 dropped slightly to $413,055 from $465,382 during the same six-month period the previous year, a decrease of eleven percent. This dramatic decrease, at a time when sales doubled, was due to a concerted effort by TechLite Applied Sciences' management to reduce these expenses at all levels.

     Net income (loss) before taxes.
     -------------------------------

     A net loss before taxes of $219,965 in fiscal 1997 increased to a net loss of $730,214 in 1998, an increase of 232%. The increase in loss was due to TechLite Applied Sciences' increasing its staff in fiscal 1998 for the Tulsa public schools contract and holding this staff for several months before work could be commenced only five days before the end of the fiscal year.

          Interim Results.
          ----------------
     Net income before taxes for the six months ended July 31, 1998 was $331,998, a significant reversal from a loss of $340,252 for the same period ended July 31, 1997. This gain was due to a doubling of sales (a reflection of work having commenced on the Tulsa public schools contract), a greater gross margin obtained from the Tulsa public schools contract than from the Houston public schools contract, and some reductions made in general and administrative expenses.

     Balance sheet items.
     --------------------

     Significant changes in several balance sheet items occurred from fiscal 1997 to fiscal 1998, in particular the following:

       o a cash position of $150,272 at the end of fiscal year 1997 deteriorated to a bank overdraft of $10,191 at the end of fiscal 1998,

       o accounts receivable of $122,638 at the end of fiscal 1997 increased 240% to $416,809 at the end of fiscal 1998,

       o property and equipment of $91,630 at the end of fiscal 1997 doubled to $184,477 at the end of fiscal 1998,

       o payroll and sales tax payable of $74,444 at the end of fiscal 1997 leaped 185% to $212,521 at the end of fiscal 1998, reflecting management's severe cash flow situation,

       o notes payable and accrued interest of $394,853 at the end of fiscal 1997 were reduced by $235,258, or 60%, by the end of fiscal 1998, and

       o stockholders' equity received an infusion of $1,005,216 from the sale of stock during fiscal 1998, of which amount $688,767 represents stock sold for cash and $316,449 represents stock sold for the cancellation of notes payable.

          Interim Results.
          ----------------
     There were several significant changes in balance sheet items that occurred from July 31, 1997 to July 31, 1998, but it is more revealing to compare July 31, 1998 balance sheet items with those of only six months earlier, at the fiscal year end of January 31, 1997:

       o A bank overdrawn position of $10,191 at the end of fiscal 1998 improved to a cash position of $44,482 on July 31, 1998,

       o       accounts   receivable  of  $416,809  on  January  31,  1997  were
               collected, and receivables of $20,020 were recorded on July 31, 1998,

       o payroll and sales tax payable of $212,521 at the end of fiscal 1998 had been paid in full by July 31, 1998 with only current taxes of $16,176 being on the books on July 31, 1998,

       o billings in excess of costs and estimated earnings on uncompleted contracts totaling $330,074 at the end of fiscal 1998 had been eliminated by July 31, 1998,

       o total liabilities of $1,088,929 at the end of fiscal 1998 had been more than halved to $497,856 by July 31, 1998,

       o the retained deficit had been reduced, by reason of six months' earnings of $331,998, from $1,436,018 to $1,104,020 at July 31,
               1998, and

       o a stockholders' deficit of $430,322 on January 31, 1997 had been reduced to near zero - $8,825.

     The above improvements in balance sheet items were due to the facts that TechLite Applied Sciences increased its sales and gross margin, effected reductions in costs, and made a profit of $331,998 for the six months ended July 31, 1998.

     Liquidity and Capital Resources.
     --------------------------------

     TechLite Applied Sciences had positive cash flow from operations in fiscal 1997 of $182,053 but negative cash flow from operations of $786,400 in fiscal 1998. The principal component of this negative cash flow in fiscal 1998 was the year's net loss of $730,214. This drain on liquidity and capital resources was covered by the sale of $688,767 of common stock, by new borrowings of $128,427, and by holding back payroll and sales tax payables of $212,521. A positive item at fiscal 1998 year-end was contracts receivable of $416,809.

          Interim Results.
          ----------------
     TechLite Applied Sciences had a positive cash flow of $9,947 for the six months ended July 31, 1998, as compared to a negative cash flow of $676,226 for the same six months the previous year. The principal components of this significant change in liquidity were the $331,998 net income for the six months ended July 31, 1998 as compared with a loss of $340,252 for the same six months the previous year, and a decrease of $396,789 in contract receivables for the most recent six months.

     Outlook.
     --------

     The statements contained in this Outlook are based on current expectations. These statements are forward-looking, and actual results may vary materially.

     TechLite Applied Sciences is rapidly increasing its sales and improving its gross margin. It expects sales to increase from $1,714,514 in fiscal 1998 (which ended January 31, 1998) to approximately $5.2 million in the fiscal year to end January 31, 1999.

     TechLite Applied Sciences's future results of operations and the other forward-looking statements contained in this Outlook and Offering Circular, in particular the statements regarding projected operations in the fiscal year beginning February 1998, involve a number of risks and uncertainties. In addition to the factors discussed above, among the other factors that could cause actual results to differ materially are the following: the loss of any of several key personnel; unexpected costs in establishing branch offices; the emergence of competition not now detected; and a general economic turndown.

               DESCRIPTION OF TECHLITE APPLIED SCIENCES'S BUSINESS

The Light Fixture Retrofitting Industry.
----------------------------------------

     In 1992 the Congress enacted the National Energy Policy Act which mandated that many inefficient lighting products, such as the commonly used 40-watt, T-12 fluorescent lamp, be eliminated and replaced with new technology. Also affected by this legislation are electric motors, other lamps, luminaries, distribution transformers and electromagnetic fields research.

     Also, in 1992 the Environmental Protection Agency (the "EPA") initiated its "Green Lights" program, a voluntary pollution-reduction program that assists electricity users by providing them with the most current information about energy-efficient lighting technologies and how upgrades or retrofitting can be financed.

     These two government initiatives - the National Energy Policy Act of 1992 and the EPA's Green Lights program - provided the impetus for the development of three significant energy-efficient products:

       o       energy-efficient fluorescent lamps,

       o       improved electronic ballasts, and

       o       highly efficient silver reflectors.

     The retrofitting of existing fixtures with these three improvements makes possible up to a 60 percent or greater reduction in power consumption while maintaining or even improving current light levels. The business of TechLite Applied Sciences is selling and installing these and related products, which involves designing or adapting the silver reflectors for each lighting fixture in a customer's building. Frequently, electricity savings pay for the cost of retrofitting in one to three years.

The Market.
-----------

     There are more than 2.5 billion light fixtures in the nation that would benefit from energy-efficient lighting retrofit. Of that number, only approximately 50 million, or less than two percent, have been converted. TechLite Applied Sciences estimates that more than 1 billion of these retrofittable units are in the central U.S. States, where TechLite Applied Sciences has targeted its business plan.

     The estimated one billion fixtures for the central U.S. States that are retrofittable provide a total available market of approximately $50 billion. TechLite Applied Sciences's five-year business plan projects that it will have sales aggregating $239 million, which is less than 0.5 percent of the market in this area.

Environmental Considerations.
-----------------------------

     Generating electricity involves burning fossil fuels - coal, oil, or natural gas - or running a nuclear reactor or a hydroelectric plant. The mining and transportation of fossil fuels can result in various types of pollution. Burning fossil fuels emits air pollutants from smokestacks, including carbon dioxide, sulfur dioxide, and nitrogen oxides. Today the EPA is increasingly focusing on pollution prevention. If the nation uses less electricity to deliver an energy service - such as lighting - the power plants that produce the electricity burn less fuel and thus generate less pollution.

     Lighting accounts for 20 to 25 percent of all electricity sold in the U.S. Lighting for industry, stores, offices and warehouses represents 80 to 90 percent of total lighting electricity use. Every kilowatt hour of lighting electricity not used prevents emissions of 1.5 pounds of carbon dioxide, 5.8 grams of sulfur dioxide, and 2.5 grams of nitrogen oxides. If energy efficient lighting were used where profitable, the nation's demand for electricity would be cut by more than 10 percent. This would result in annual reductions of 2.2 million metric tons of carbon dioxide the equivalent of taking 44 million cars off the road; 1.3 million metric tons of sulfur dioxide; and 600,000 metric tons of nitrogen oxides. These reductions represent twelve percent of U.S. utility emissions.

Saving Money.
-------------

     The Green Lights upgrade program focuses on achieving energy savings under circumstances that save money for the electricity user. Businesses which have made the investment in retrofit lighting, because of the development of highly efficient silver reflectors, improved electronic ballasts, and energy-efficient fluorescent lamps, have cut their electric bills by up to 60 percent or more and have experienced an average return on their retrofit investment of 35 percent or more.

     For instance, the new electronic ballast is ten to fifteen percent more efficient than the standard magnetic ballast which is in widespread use. Newly developed compact fluorescent lamps convert most of their electricity into light
- not heat, are four times more efficient than standard incandescent lights, and can last nine to fifteen times longer. New lighting systems that include the smaller diameter "T-8" fluorescent lamps that replace the old 40-watt T-12 "cool white" fluorescent lamps can increase lumens per watt to over 100, as opposed to the current standard of 60. By substituting these new systems, offices can improve their lighting quality while reducing energy costs. Further, occupancy sensors, which are motion-sensing devices that automatically turn on lights when motion is detected, keep lights on when motion is detected, and turn lights off when motion is not detected, can insure that lights are in use only when needed. Of a special importance is the development of lighting enhancement reflectors for fluorescent light fixtures. Utilizing a mirror- like permanent specular coating on a metal substrate and ray-tracing software, reflector manufacturers can bend the mirrored strips into intricate shapes to achieve desired photometric results. TechLite Applied Sciences makes use of these lighting enhancement reflectors, which requires a fixture-by-fixture retrofitting by TechLite Applied Sciences but, together with the other energy-efficient improvements noted above, enables TechLite Applied Sciences to provide the ultimate energy-efficient and cost saving retrofitting services available anywhere.

     Consider, for example, a convenience store, operating 24 hours a day, seven days a week, and paying the highest commercial rates because of the relatively small space occupied and a commensurate small usage. Retrofitting the lights of this business can be most cost-effective, generating a return on investment of over 120 percent with a nine- to eleven-month payback. Lighting is one of the largest hidden costs of a total electric bill for large office buildings - approximately 40 percent. With an energy efficient lighting retrofit, this cost can be reduced up to 60 percent or more. Further, if better light is provided, and at less than one-half the cost, this makes buildings more competitive in today's lease market. This also provides an increase in property value. Reducing lighting costs in a facility by $100,000 annually would increase the property value by one million dollars with a CAP rate of 10 percent.

     The retrofit market is currently growing at a 52 percent rate a year. TechLite Applied Sciences estimates that by the turn of the century, less than fourteen percent of the total fixture population will have been replaced or retrofitted. Retrofit revenues in 1999 should be approximately

$7 billion nationwide. TechLite Applied Sciences estimates that while the east and west coasts may now be six to seven percent retrofitted, the central, southwest and southeast areas are less than one percent retrofitted, probably because of lower electric rates and fewer rebate programs in these areas.

Other Benefits.
---------------

     The new electronic ballasts operate at a higher frequency, 20,000 cycles per second, as opposed to the magnetic predecessors which operate at 60 cycles per second. The fluorescent lighting system the electronic ballasts operate can convert power to light more efficiently than systems run by standard magnetic ballasts. The higher cycle rate eliminates flicker and hum while using less energy.

     The electronic ballasts prompted the development of the new, smaller-diameter, fluorescent tube, called the T-8. This new tube takes advantage of the characteristics of the new electronic ballast and incorporates the use of tri-phosphor coatings for enhanced color rendition.
                          -------------------------

     Because the new electronic ballasts operate 50 degrees cooler, and because the new T-8 lamps operate 20 degrees cooler with only half as many needed, air-conditioning costs in a building may be reduced by 20 percent and
--------------------------------------------------------------------------------
replacement parts by 50 percent.
-------------------------------

     The development of mini-fluorescent compact lamps allows replacement of many sizes of incandescent lamps. Power reductions may be as high as 80 percent, and with lower prices and minimal installation costs, these units have become the most cost-effective of all retrofits. For example, 100-watt incandescent lamps can be replaced with 22- to 28-watt fluorescent compacts without any light loss. Ballast life for these mini-fluorescent compacts is expected to be 50,000 hours and lamp life is expected to be 10,000 hours.

Current Trends.
---------------

     While there are many electric light retrofit companies that do no more in retrofitting than replacing four old lamps with two new lamps, the most advanced energy-efficient retrofit lighting companies, such as TechLite Applied Sciences, are concerned with total systems engineering. These companies sell the concept of re-engineering a building's lighting system to meet the lighting requirements of the tasks performed in the buildings and to use whichever retrofit is most cost-effective.

     Being used by TechLite Applied Sciences are the latest ballasts which provide a range of ballast factors (wattages) and proportionate light levels for two T-8 lamps of 49, 54, 58, 62, 71 and 84 watts. Thus, there is immense flexibility for the systems integrators to achieve desired light levels.

     TechLite Applied Sciences's systems engineers literally custom-design the retrofit for each fixture, dependent on its task. The five to fifteen percent savings advantage over a single-type retrofit more than compensates for added costs, if any. Lamps are now available in several intensity levels and at least six color temperatures ratings.

     Another technical product recently improved to the point of viability is the motion sensor. Early problems with the sensors have been corrected, and the inability to accurately predict savings from these sensors has been overcome.

     The manufacturers of lighting enhancement reflectors have continued to improve their products. Single lamp reflectors for two-foot by four- foot fixtures have added even more low-end versatility, and three-, four-, or six-lamp high-intensity reflectors are now designed for ceilings in excess of 25 feet. These reflectors have dispelled the myth that those heights were the exclusive territory of 400- to 1,600-watt metal halide lamps. These improvements and a growing population of other products, while further enhancing system efficiency, have also increased design complexity. This makes the market more and more the domain of the systems engineers.

     The business of designing and installing energy efficient lighting retrofit has become very sophisticated. It demands operatives of a higher level in both engineering and business. It is no longer sufficient to send inexperienced salesmen door to door with brochures and big promises; the leaders in today's industry are sending in teams of highly trained lighting professionals. TechLite Applied Sciences utilizes sophisticated lighting demonstration units to perform presentations, and its engineers identify and measure extensive lists of data for a computerized design process.

     In 1997, the competitive climate began to change with the emergence of "energy service companies," called "ESCOs". Steps toward the deregulation of the electricity supply companies - the electrical utility companies - were taken in several states. One response of the utility companies has often been their creation of ESCO subsidiaries that act as general contractors that seek energy supply contracts. Sometimes the ESCOs negotiate contracts to replace a building's heating, air conditioning and ventilation systems, to replace the electronic controls that govern such systems, and to retrofit the lighting fixtures. One feature of the contracts is to require the purchase of the electricity from the ESCO's parent company. The lighting retrofitting is generally subcontracted out to companies such as TechLite Applied Sciences, and financing for the package is generally provided. TechLite Applied Sciences has no strategic alliances with any ESCOs at present, and such alliances could prove to be critical in getting business in the future.

Financing a Retrofit.
---------------------

     A candidate for an electrical fixture retrofit may need funding. In today's market, funding plans offer a repayment schedule derived from the energy savings with the customer realizing a positive cash flow from the savings.

     Significant advantages are provided by informal strategic alliances between heating, ventilation and air-conditioning companies, such as Carrier Corporation, and energy efficient lighting retrofit companies, such as TechLite Applied Sciences. Typically, the largest consumption of power in large buildings comes from the heating, ventilation and air conditioning units. The EPA has mandated replacement of refrigerants containing chlorofluorocarbons (CFCs), which is an expensive process. The replacement of this equipment may be essential for many buildings, but the building owners might not save enough from the efficiency of new systems to pay for them in the short term. Heating, ventilation and air-conditioning industry leaders, such as Carrier, York, Trane, Honeywell and Johnson Controls, have recently begun to include lighting retrofits with their own replacement projects.

     The reason for the joint ventures is economics. Typically, when a building installs new heating, ventilation and air-conditioning equipment and simultaneously retrofits its electric lighting, the lighting retrofit will provide 30 to 40 percent of the total electricity savings while contributing only ten to twelve percent of the total cost. A company such as Carrier is interested in selling the large heating, ventilation and air-conditioning equipment and, perhaps, financing the total project, but it needs the participation of the electric light retrofitter to provide the necessary savings to make the entire project feasible.

     Often, the large heating, ventilation and air-conditioning company will provide the financing for the entire project; thus, the lighting retrofit company gets the advantage of the larger company's financing resources which provide building owners the opportunity to upgrade their heating, ventilation and air conditioning systems and upgrade their lighting to state-of-the-art systems with no out-of-pocket expense or risk. These large companies, such as Carrier Corporation, will guarantee the building owner that the savings generated will pay for the entire system, or they will make up the difference. These proposals are highly advantageous to a small lighting retrofit company such as TechLite Applied Sciences. In October 1995, Carrier Corporation's Tulsa branch asked TechLite Applied Sciences to help with the lighting portion of a complete heating, ventilation and air-conditioning replacement and lighting retrofit project for Oral Roberts University in Tulsa. The entire project investment for ORU was $5.9 million with an annual energy savings of $1 million guaranteed by Carrier. TechLite Applied Sciences's portion of the project was approximately twelve percent of the total investment, but provided 30 percent of the annual savings.

Sales Methods.
--------------

     TechLite Applied Sciences operates out of six offices: Tulsa, Oklahoma; Tecumseh, Oklahoma; Dallas, Texas; Kearney, Nebraska; and Brazilia and Rio de Janeiro, Brazil. Each of the U.S. offices has a demonstration machine which is used as a sales device. Within a single portable unit, there is a television set with VCR for showing Green Lights and TechLite Applied Sciences videos, a rotating watt meter, a light level indicator, a laser pointer for demonstration of reflectivity, an audio amplifier for demonstration of hum characteristics, and two two-by-four recessed troffers mounted on a motorized mast so that fixtures can be raised to a normal position at ceiling height. The demonstration machine vividly demonstrates the improvement in lighting obtained from a retrofit as well as the substantial reduction in electricity usage.

     Sales procedures employed today typically commence with a walk-through by an experienced sales engineer to determine if a building is a good prospect. Then, a demonstration using the demonstration machine is scheduled. After the demonstration, depending upon the size of the building, the types of fixtures observed, the hours of usage and rates for electricity demonstrated by the building's electricity bills, an estimate of available savings is made. The potential customer is asked, based upon these savings, if it wishes to proceed with a comprehensive feasibility and engineering study. If the answer is positive, then TechLite Applied Sciences and the potential customer enter into a memorandum of understanding, which offers the customer several options. If the feasibility study shows that all the project goals cannot be met, or if funding repayable from savings is not available, there is no charge for the study. If the feasibility study shows that all of the listed goals can be met, funding is available, and the customer decides not to proceed with the lighting upgrade, the customer must agree to reimburse TechLite Applied Sciences a predetermined amount for the feasibility study and engineering work done up to that point. Should the customer agree that the project should move forward, there is no added cost for the initial feasibility study. Using data from the engineering study, the systems engineer can determine the best retrofit solution for the over-lit areas and the under-lit areas and which solution is most cost-effective.

     In October 1997 TechLite Applied Sciences commenced a sales effort in Brazil that resulted in its retrofitting, for demonstration purposes, the eighteenth floor of the central post office building in Brazilia and a portion of a large discount store for a French commercial concern, Carrefour Comercio E Industria LT ("Carrefour"). Following the demonstrations, TechLite Applied Sciences made proposals in July 1998 to each of the Brazil postal system and Carrefour to retrofit a single building for each and, in the case of Carrefour, 50 stores for Carrefour.

Production Costs.
-----------------

     The cost of materials - lamps, ballasts, reflectors and motion sensors - should account for approximately 59 percent of a project's costs. Installation and supervisory labor should account for an additional fifteen percent of a project's costs. Selling, general and administrative expenses are currently running at approximately sixteen percent of contract revenue. During the first six months of the current fiscal year, TechLite Applied Sciences had a pre-tax profit on sales of approximately sixteen percent. TechLite Applied Sciences estimates that selling, general and administrative expenses will decrease to approximately ten percent of contract revenue as the volume increases.

Competition.
------------

     Numerous companies throughout the U.S. are engaged in the business of retrofitting light fixtures. Many of these are small businesses that operate only locally, but they can have personal and political contacts that make them quite competitive with TechLite Applied Sciences. Few of these competitors offer custom-designed reflectors that add so much to a retrofit; they merely replace existing fluorescent lamps and ballasts with the new, improved models. TechLite Applied Sciences has obtained its retrofit contracts in most instances when it was able to demonstrate what it offered in contrast to what a competitor offered. Competition in the future, however, could arise from strategic alliances between TechLite Applied Sciences' competitors and the emerging "energy supply companies" - "ESCOs". See " - Current Trends," above.

Government Approval of Principal Products.
------------------------------------------

     No government approval is required in the U.S. for TechLite Applied Sciences's products. It buys from others the fluorescent lamps, ballasts, and reflectors it installs in its retrofitting business.

Government Regulations.
-----------------------

     TechLite Applied Sciences, as an electrical contractor, is subject to regulation as such. State, county or city statutes and ordinances usually require that it have a qualified and licensed electrician present and supervising each retrofit job. Further, all installations of electrical fixtures are subject to compliance with electrical codes in force in virtually all jurisdictions in the U.S.

Properties.
-----------

     TechLite Applied Sciences owns no plants or real property.

Office Facilities.
------------------

     TechLite Applied Sciences leases 5,000 square feet of a 13,000 square- foot office building in Tulsa, Oklahoma; 400 square feet in Tecumseh, Oklahoma; 644 square feet of space in Kearney, Nebraska; 300 square feet in Dallas, Texas; a 10,000 square-foot warehouse and 400 square feet of office space in Brazilia, and 250 square feet of office space in Rio de Janeiro, Brazil. It also leases 4,000 square feet of warehousing capacity in Tulsa, Oklahoma. The space is deemed adequate for TechLite Applied Sciences's foreseeable needs. As branches are opened in additional cities, facilities will be leased for the branch operations.

Dependence on Major Customers and Suppliers.
--------------------------------------------

     TechLite Applied Sciences has been dependent, and expects to continue to be dependent, upon single customers for ten percent or more of its consolidated revenues. However, such customers would not be expected to be repeat customers once the work for such customers is completed. It has had and anticipates significant backlogs, but additional staff is taken on to meet all contract needs. It is dependent upon a limited number of non-affiliated companies for the lighting-enhancement reflectors TechLite Applied Sciences prefers to use in the retrofitting of light fixtures. TechLite Applied Sciences believes that all foreseeable demand for reflectors can be met. Other suppliers of reflectors are available, but their product is not of as high a quality as that of the present suppliers in the view of TechLite Applied Sciences.

Seasonality.
------------

     There is no seasonal aspect to TechLite Applied Sciences's business.

Research and Development.
-------------------------

     TechLite Applied Sciences conducts no research and development.

Environmental Controls.
-----------------------

     TechLite Applied Sciences is subject to no environmental controls or restrictions that require the outlay of capital or the obtaining of a permit in order to engage in business operations.

Year 2000 Computer Problem.
---------------------------

     Techlite Applied Sciences has determined that it does not face material costs, problems or uncertainties about the year 2000 computer problem. This problem affects many companies and organizations and stems from the fact that many existing computer programs use only two digits to identify a year in the date field and do not consider the impact of the year 2000. TechLite Applied Sciences presently uses off-the-shelf and easily replaceable software programs and has determined that all software is year 2000 compliant.

Number of Employees.
--------------------

     On October 31, 1998, TechLite Applied Sciences employed 45 persons full time, one person part time, and had twelve persons under contract as sales associates who receive commissions on new business they bring to the company.

Venue of Sales.
---------------

     None of TechLite Applied Sciences's sales are attributable to exports. It is making a concerted effort, however, to obtain business in Brazil. See " - Sales Methods," above. Should it obtain a significant contract to retrofit the lighting fixtures in one or more post office buildings in Brazil, TechLite Applied Sciences believes it will be able to obtain Export-Import Bank guarantees for up to 85 percent of the cost of materials exported to Brazil. TechLite Applied Sciences has not yet identified the source of any additional financing it might require to complete a significant contract with the Brazil postal system. Any contract it might obtain from Carrefour, the French-owned chain store company, would require Carrefour's periodic payments in amounts calculated to cover all of TechLite Applied Sciences' costs in advance of its payment of these costs.

Patents, Copyrights and Intellectual Property.
----------------------------------------------

     TechLite Applied Sciences has no patents, copyrights or intellectual property.

Legal Proceedings.
------------------

     Neither TechLite Applied Sciences nor any of its property is a party to, or the subject of, any material pending legal proceedings other than ordinary, routine litigation incidental to its business.

Market for TechLite  Applied  Sciences's  Capital Stock and Related  Stockholder
--------------------------------------------------------------------------------
Matters.
--------

     There is no public trading market for TechLite Applied Sciences's capital stock. There are 52 holders of record of TechLite Applied

Sciences's issued and outstanding capital stock. Should the Merger not be approved and effected, no public trading market is expected to develop. TechLite Applied Sciences has declared no dividends on its common stock. There are no restrictions that would or are likely to limit the ability of TechLite Applied Sciences to pay dividends on its common stock, but TechLite Applied Sciences has no plans to pay dividends in the foreseeable future and intends to use earnings for the expansion of its present business.

     There are no shares of Common Stock subject to outstanding options or warrants to purchase, or securities convertible into, Common Stock of TechLite Applied Sciences.

     Should the proposed Merger be approved, all of the 2,209,903 shares of Common Stock of the Company that would be distributed to the shareholders of TechLite Applied Sciences could be sold, either without any restrictions or pursuant to Rule 144 and Rule 145 under the Securities Act. See "Information About the Company - Rule 144 and Rule 145 Restrictions on Trading."

Financial Statements.
---------------------

     See "Financial Statements - TechLite Applied Sciences" for the audited financial statements of TechLite Applied Sciences containing balance sheets at January 31, 1997 and 1998, and statements of income, cash flows, and changes in shareholders' equity for the period ended January 31, 1997 and 1998, which have been prepared in accordance with generally accepted accounting principles in the United States, and for its unaudited interim financial statements containing balance sheets at July 31, 1997 and 1998, and statements of income and cash flows for the six months ended July 31, 1997 and 1998, which have been prepared in accordance with generally accepted accounting practices in the United States.

                             MANAGEMENT INFORMATION

Security Ownership of Certain Beneficial Owners and Management.
---------------------------------------------------------------

The following table shows information as of October 31, 1998 with respect to each beneficial owner of more than 5% of each class of voting stock of the Company and TechLite Applied Sciences, and to each of the officers and directors of the Company and of TechLite Applied Sciences individually and as a group, and as of the same date with respect to the same persons as adjusted to give effect to the Spinoff and to the proposed Merger between the Company and TechLite Applied Sciences (2,454,347 shares):




                                                                       Common Stock Beneficially Owned
                                                                       -------------------------------
                                                                  Before                         Company Common
                                                              Spinoff-Merger                      After Merger
                                                              --------------                     --------------
                                                     No. of               % of          No. of              % of
The Company                                          Shares               Class         Shares              Class
------------                                         -------              ------        ------              -----
SuperCorp Inc.
100 North Broadway, Suite 3300
Oklahoma City, OK 73102                              195,556                80               0               0(1)

Thomas J. Kenan
212 Northwest 18th
Oklahoma City, OK 73103                              195,556(2)             80          95,773(3)            3.9

Ronald D. Wallace
One Buckhead Plaza, 19th Floor
3060 Peachtree Street, NW
Atlanta, GA 30305                                    195,556(2)             80          10,773               0.4

John E. Adams
1205 Tedford
Oklahoma City, OK 73116                              195,556(2)             80          10,773               0.4

T.E. King
49 Strawberry Lane, Suite 200
Palos Verdes Peninsula, CA 90274                     195,556(2)             80          10,773               0.4

Albert L. Welsh
3832 Northwest 69th
Oklahoma City, OK 73116                              220,000(4)             90          45,217(5)            1.8

George W. Cole
3535 Northwest 58th, Suite 770
Oklahoma City, OK 73112                               24,444                10          45,525(6)            1.9

Officers and Directors as a Group (1 person
before Merger, 0 persons after Merger)               220,000                90               0                 0

-------------------------

(1)      After  allocating  one share of Common  Stock of the  Company  for each
         34.81 shares of common stock of SuperCorp, SuperCorp will have 659 shares available for rounding up fractional shares.

(2) These shares are attributed to this person through his position as a director of SuperCorp, which owns 195,556 shares of Common Stock of the Company and accordingly represents voting and investment power shared with the other directors of SuperCorp.

(3) These shares would be owned by the Marilyn C. Kenan Trust, which trust is under the control of Marilyn C. Kenan, its sole trustee and sole beneficiary for her life. Mrs. Kenan is the spouse of Thomas J.
         Kenan, an officer and director of SuperCorp. Mr. Kenan disclaims any beneficial interest in shares of capital stock of the Company owned by this trust, which is a testamentary trust established in the 1980s by the estates of her deceased parents. The Marilyn C. Kenan Trust owns 85,000 shares of common stock of TechLite Applied Sciences and would exchange these shares for 85,000 shares of Common Stock of the Company in the Merger as well as 10,773 shares of Common Stock of the Company in the Spinoff. Mr. Kenan provides legal services to the Company and to SuperCorp.

(4) 195,556 of these shares are attributed to this person through his position as a director of SuperCorp. See footnote (2) above. 24,444 of these shares are owned directly by him and were received for his services as a "promoter" of the Company. See "Transactions With Insiders."

(5) 10,773 of these shares would be received in the Spinoff, 24,444 shares are directly owned by him and were received for his services as a "promoter" of the Company (see "Transactions with Insiders"), and 10,000 shares would be received in the Merger in exchange for 10,000 shares of TechLite Applied Sciences now owned by this person by way of direct purchase from TechLite Applied Sciences.

(6) 11,081 of these shares would be received in the Spinoff, 24,444 shares are directly owned by him and were received for his services as a "promoter" of the Company (see "Transactions with Insiders"), and 10,000 shares would be received in the Merger in exchange for 10,000 shares of TechLite Applied Sciences now owned by this person by way of direct purchase from TechLite Applied Sciences. The 11,081 Spinoff Shares are attributed to Mr. Cole through the holdings of 385,700 shares of Common Stock of SuperCorp held by his spouse, Marjorie J. Cole - 375,000 shares, the Cole Family Limited Partnership - 1,500 shares, Mr. Cole - 1,600 shares, Marjorie J. Cole and George W. Cole - 1,600 shares, George W. Cole and a son, George B. Cole - 1,500 shares, George W. Cole and a daughter, Margaret A. Cole - 1,500 shares, Marjorie J. Cole and a son, George B. Cole - 1,500 shares, and
         Marjorie J. Cole and a daughter, Margaret A. Cole - 1,500 shares. Mr. Cole disclaims any beneficial ownership in shares of capital stock of the Company owned by his spouse.



                                                               Common Stock Beneficially Owned
                                                               -------------------------------
                                                      Before                          Company Common
                                                  Spinoff-Merger                       After Merger
                                                  --------------                      --------------
                                           No. of                % of           No. of                % of
TechLite Applied Sciences                  Shares                Class          Shares                Class
-------------------------                  ------                -----          -------               -----
J. D. Arvidson                             528,400               23.9           528,400               21.5
9316 N. 147th E. Ave.
Owasso, OK 74136

John F. Bodkin                                   0(1)             0                   0                0
25668 Lo Lane
Twin Peaks, CA 92391

C. O. Sage                                 222,292(2)            10.1           222,292(2)             9.1
7902 S. 70th E. Pl.
Tulsa, OK 74133

Gen. Gerald Hahn                             1,000                0               1,000                0
3744 S. Niagara Way
Denver, CO 80237-1248

Carol E. Sage                              222,292(2)            10.1           222,292(2)             9.1
7902 W. 70th E. Pl.
Tulsa, OK 74133

Mark D. Galvin                              74,097                3.4           74,097                 3.0
5412 Harvard
Bartlesville, OK 74006

Rex D. Frates                              388,056(3)            17.6           388,056               15.8
2626 East 28th Street
Tulsa, OK 74114

Officers and Directors                     825,789               37.4           825,789               33.6
as a group (6 persons)
-------------------------


(1) The Company has adopted a stock option plan and proposes to grant options to this officer in an as yet undetermined amount or exercise price.

(2)      These shares are held in joint tenancy with right of survivorship by C.
         O. Sage and Carol E. Sage, husband and wife, who own 222,292 shares in the aggregate.

(3) Of these shares, 240,000 are held of record in three trusts, the beneficiaries of which are descendants of Mr. Frates.

Directors, Executive Officers and Significant Employees.
--------------------------------------------------------

Set forth below are the names, and terms of office of each of the directors, executive officers and significant employees of both the Company and TechLite Applied Sciences and a description of the business experience of each.




         TechLite Applied Sciences:
         --------------------------

                                                                  Office Held            Term of
    Person                       Office                              Since               Office
    ------                       ------                              -----               ------
J. D. Arvidson, 60               Chief Executive Officer and          1992                 1999
                                 Director

John F. Bodkin, 60               President, Chief Financial           1997                 1999
                                 Officer and Director

C. O. Sage, 65                   Executive Vice President, Chief      1992                 1999
                                 Operating Officer, and Director

General Gerald Hahn,             Chairman of the Board of             1997                 1999
USAF (Ret.), 61                  Directors

Carol E. Sage, 62                Secretary                            1994                 1999

Mark D. Galvin, 45               Vice President                       1993                 1999

Lee Arehart, 64                  Sales Director, Tulsa Office         1997                 1999



     The Company.
     ------------
                                                                  Office Held            Term of
    Person                       Office                              Since               Office
    ------                       ------                              -----               ------
Albert L. Welsh, 67              President, Secretary and             1997                 9-98
                                 Director


     Directors of TechLite Applied Sciences.
     ---------------------------------------

     J. D. "Jim" Arvidson.
     ---------------------
     Mr. Arvidson has 33 years of experience in construction contracting and management. He was engaged for 23 years in the design and construction of grain silos, forage silos and mechanical conveyance systems. He was then involved in the construction of commercial buildings, which construction involved interior lighting design. Mr. Arvidson is the principal founder of TechLite Applied Sciences and has been its chief executive officer since its founding in 1992.

     John F. Bodkin.
     ---------------
     Mr. Bodkin has more than 36 years' experience in corporate management and marketing. Prior to joining the Company in February 1997, he was self-employed as a business consultant from 1992 to 1994, and from July 1994 until the present he has served as the Chief Executive Officer of Logistech, Inc., a software development company specializing in import and export software, maquiladora manufacturing, and international trade. Mr. Bodkin presently serves full time with TechLite Applied Sciences. His duties with Logistech, Inc. do not involve a substantial amount of his time.

     C. O. Sage.
     -----------
     Mr. Sage has more than 25 years' experience in various agriculture-related businesses, one being the building and management of a 35,000-head cattle feeding business. He served for almost ten years as Assistant to the State Treasurer of Oklahoma in charge of the operations of the State Treasurer's office. Mr. Sage was one of the founders of

TechLite Applied Sciences and has been employed by it in his present capacity since it was founded in 1992.

     General  Gerald Hahn.
     ---------------------
     General Hahn retired from the U.S. Air Force in 1994 after a 32-year career, during which he developed expertise in the area of logistics and financial management. From 1994 until the present, he has been employed as president of Hahn Consulting and acts as an independent consultant to the management of companies.

     Senior Executives of TechLite Applied Sciences.
     -----------------------------------------------

     Carol E. Sage.
     --------------
     Ms. Sage's early professional experience was as the office manager for W-W Feeders, a cattle feeding business. Then, she managed for ten years the audit department of the Office of the State Treasurer of Oklahoma. Prior to joining the Company, she served as a legal secretary from 1988 until 1994 in the law firm of Paula Sage, attorney. In 1994 she joined TechLite Applied Sciences as its Secretary and as a bookkeeper. She is the spouse of C. O. Sage, a director, executive vice president, and chief operating officer.

     Mark G. Galvin.
     ---------------
     Mr. Galvin received a Master of Business Administration degree from Oklahoma State University in 1994. Prior to joining the Company in May 1993 and while still a student, he designed and developed custom software. He is the co-developer of the Company's software which automated the presentation materials of the Company and its lighting survey functions. He served as the project manager for the Oral Roberts University and Edmond, Oklahoma public schools lighting projects, which were completed ahead of schedule and below budget. He presently serves as the project manager of the Company's Tulsa, Oklahoma Public Schools project.

     Lee Arehart.
     ------------
     Prior to joining the Company in 1993, Mr. Arehart was the owner of businesses involved in retail management, recreational facility management, and franchise operations.

     The Company.
     ------------

     Albert L. Welsh.
     ----------------
     Mr. Welsh received a bachelor of arts degree in 1953 from the University of Oklahoma and a master of business administration degree in 1958 from Stanford University. From 1958 until 1963 he was a financial analyst for Ford Motor
Company in Dearborn, Michigan. From 1967 until 1970 he was a partner and principal of Parker Bishop & Welsh, an NASD-member broker-dealer and underwriter. From 1970 to 1974 he was a private investor. From 1974 through 1985 he was a real estate developer. From 1986 to 1989 he was a registered investment adviser. From 1989 to 1991 he was an investor in SuperCorp Inc. From 1991 until the present he has been the Oklahoma City, Oklahoma branch manager of Birchtree Financial Services, Inc., a Kansas City, Missouri-based broker-dealer firm with approximately 75 offices. In 1997 he also began to serve as president of SuperCorp Inc.

Remuneration of Directors and Officers.
---------------------------------------

     The Company.
     ------------

     Mr. Welsh, the sole officer and director of the company, has received and is receiving no compensation for his services for the Company. No compensation is proposed to be paid to any officer or director of the Company prior to the proposed Merger with TechLite Applied Sciences.

     TechLite Applied Sciences.
     --------------------------

     The directors of TechLite Applied Sciences receive no compensation for their services as directors. The officers of TechLite Applied Sciences received from it an aggregate of $229,537 of compensation in the last fiscal year for their services in all capacities. Should the Merger be effected, they shall become the officers of the post-merger Company.

     Mr. Arvidson, the chief executive officer of TechLite Applied Sciences, receives a salary of $6,667 a month. Mr. Bodkin, the president, receives a salary of $6,000 a month.

     Employment Contracts.
     ---------------------

     TechLite Applied Sciences has no employment contracts with any employees.

     Stock Options.
     --------------

     The Company has adopted a stock option plan ("the Plan") which shall survive the Merger, the major provisions of which Plan are as follows:

     The directors of the Company have adopted a "1998 Stock Option Plan" pursuant to which options granted under the plan may be incentive stock options as defined under Section 422 of the Internal Revenue Code or non-qualified stock options, as determined by the Option Committee of the board of directors at the time of grant of an option and subject to the applicable provisions of Section 422 of the Internal Revenue Code and regulations promulgated thereunder. The Plan enables the Option Committee of the board of directors to grant up to 250,000 stock options to employees and consultants from time to time. As of the date of this Offering Circular, the Option Committee has granted no options.

Certain Relationships and Related Transactions.
-----------------------------------------------

     Company's Transactions with Insiders and Promoters.
     ---------------------------------------------------

     The following persons may be deemed to be "insiders" and "promoters" of the
Company: Albert L. Welsh and George W. Cole. Each of such persons or his spouse has purchased 24,444 shares of Common Stock of the Company at $0.001 a share, which shares are in addition to what will be received on a pro rata basis with other SuperCorp shareholders through the Spinoff, all as set forth above under "Transactions with Insiders" and "Management Information - Security Ownership of Certain Beneficial Owners and Management." Each of such persons or his spouse also received 10,000 shares of Common Stock of TechLite Applied Sciences in exchange for consulting services performed in 1997 for that company. See "Terms of the Transaction - Material Contacts Among the Companies."

     TechLite  Applied  Sciences's  Transactions  with  Management.
     --------------------------------------------------------------
     Since its inception in November 1992, TechLite Applied Sciences has had no material transactions with management.

                     INTERESTS OF NAMED EXPERTS AND COUNSEL

     Thomas J. Kenan, Esquire, counsel to the Company and a director of SuperCorp, is named in this Prospectus as having given an opinion on legal matters concerning the registration or offering of the securities described herein. Mr. Kenan's spouse, Marilyn C. Kenan, is the trustee and sole beneficiary of the Marilyn C. Kenan Trust, a testamentary trust which presently owns 86,000 shares of Common Stock of TechLite Applied Sciences and is the beneficial owner of 5.8% of the issued and outstanding shares of Common Stock of SuperCorp and, by reason of these ownerships, shall become the beneficial owner of 97,369 Shares of the Company by way of the Merger and SuperCorp's distribution of the 195,556 Spinoff Shares to its shareholders. Mr. Kenan disclaims any beneficial ownership in the securities beneficially owned by his spouse's trust.

                                 INDEMNIFICATION

     Under Oklahoma corporation law, a corporation is authorized to indemnify officers, directors, employees and agents who are made or threatened to be made parties to any civil, criminal, administrative or investigative suit or proceeding by reason of the fact that they are or were a director, officer, employee or agent of the corporation or are or were acting in the same capacity for another entity at the request of the corporation. Such indemnification includes expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such persons if they acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation or, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. In the case of any action or suit by or in the right of the corporation against such persons, the corporation is authorized to provide similar indemnification, provided that, should any such persons be adjudged to be liable for negligence or misconduct in the performance of duties to the corporation, the court conducting the proceeding must determine that such persons are nevertheless fairly and reasonably entitled to indemnification. To the extent any such persons are successful on the merits in defense of any such action, suit or proceeding, Oklahoma law provides that they shall be indemnified against reasonable expenses, including attorney fees. A corporation is authorized to advance anticipated expenses for such suits or proceedings upon an undertaking by the person to whom such advance is made to repay such advances if it is ultimately determined that such person is not entitled to be indemnified by the corporation. Indemnification and payment of expenses provided by Oklahoma law are not deemed exclusive of any other rights by which an officer, director, employee or agent may seek indemnification or payment of expenses or may be entitled to under any by-law, agreement, or vote of shareholders or disinterested directors. In such regard, an Oklahoma corporation is empowered to, and may, purchase and maintain liability insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation. As a result of such corporation law, TechLite Applied Sciences or, should the proposed merger become effective, the Company may, at some future time, be legally obligated to pay judgments (including amounts paid in settlement) and expenses in regard to civil or criminal suits or proceedings brought against one or more of its officers, directors, employees or agents, as such, with respect to matters involving the proposed Merger or, should the Merger be effected, matters that occurred prior to the Merger with respect to TechLite Applied Sciences.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

                           FINANCIAL STATEMENTS INDEX

     The financial statements of the Company and of TechLite Applied Sciences appear as follows:

TechLite, Inc.
         Independent Auditors' Report....................................   F-1
         Balance Sheet November 6, 1998..................................   F-2
         Notes to Balance Sheet November 6, 1998.........................   F-3

TechLite Applied Sciences, Inc.
         Report of Independent Auditors..................................   F-5
         Balance Sheets as of July 31, 1998 (unaudited) and
                  January 31, 1998 and 1997..............................   F-6
         Statements of Income for the six months ended
                  July 31, 1998 and 1997 (unaudited) and the
                  years ended January 31, 1998 and January 31, 1997......   F-7
         Statements of Cash Flows for the six months ended
                  July 31, 1998 and 1997 (unaudited) and
                  the years ended January 31, 1998 and
                  January 31, 1997.......................................   F-8
         Statements of Changes in Shareholders' Equity
                  for the period ended January 31, 1996 to
                  January 31, 1998.......................................   F-9
         Notes to Financial Statements...................................  F-10

                          INDEPENDENT AUDITORS' REPORT



To the Director and Stockholder
  TechLite, Inc.



     We have audited the balance sheet of TechLite, Inc., a majority-owned subsidiary of Supercorp, Inc. and a development stage company, as of November 6, 1998. This balance sheet is the responsibility of the Company's management. Our responsibility is to express an opinion on this balance sheet based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of TechLite, Inc. as of November 6, 1998, in conformity with generally accepted accounting principles.


                                             /S/ HOGAN & SLOVACEK


Oklahoma City, Oklahoma
November 6, 1998

                                 TECHLITE, INC.
                                 --------------
                         (A Development Stage Company)

                                  BALANCE SHEET
                                  -------------
                                NOVEMBER 6, 1998
                                ----------------







ASSETS

    Cash - on deposit in trust account                                 $ 245
                                                                       =====



STOCKHOLDER'S EQUITY

    Preferred Stock - Authorized 10,000,000 shares,
        $0.001 par value - none issued

    Common Stock - 40,000,000 shares authorized,
        $0.001 par value, 244,444 shares issued                          245
                                                                       -----

                                                                       $ 245
                                                                       =====
















                          The accompanying notes are an
                              integral part of this
                                 balance sheet.

                                 TECHLITE, INC.
                                 --------------
                          (A Development Stage Company)

                             NOTES TO BALANCE SHEET
                             ----------------------
                                NOVEMBER 6, 1998
                                ----------------


(1)       ORGANIZATION

     TechLite, Inc. (the Company) was organized in accordance with the General Corporation Act of the State of Oklahoma on June 3, 1997, for the purpose of merging (the "Merger") with TechLite Applied Sciences, Inc. (TechLite Applied Sciences), an Oklahoma corporation. The Company has no business operations or significant capital and has no intention of engaging in any active business until it merges with TechLite Applied Sciences. Should the Merger not occur, the Company would seek other business opportunities, and if none were found, could be dissolved within 18 months by a vote of the majority of its common stockholders. The Company is a development-stage company organized for the merger described below.

     The sole officer and director of the Company is a shareholder, vice president and director of SuperCorp Inc., the Company's parent.

     Stock of the Company is owned 80 percent by SuperCorp Inc. and 20 percent by two insiders. The 80 percent of the stock owned by SuperCorp Inc. will be distributed to its shareholders upon the effectiveness of the registration statements to be filed with the Securities and Exchange Commission and a favorable vote of SuperCorp Inc.'s shareholders on the proposed merger. The distributed stock will initially be held in escrow according to an Escrow Agreement dated April 17, 1998, among SuperCorp Inc., the Company, and Bank One Trust Company, NA, Oklahoma City.

(2)       MERGER AGREEMENT

     The Company agreed on October 16, 1998, to merge with TechLite Applied Sciences. TechLite Applied Sciences is an operating company in the business of retrofitting lighting fixtures to obtain reductions in electricity consumption. The Company will be the surviving corporation (Survivor), but TechLite Applied Sciences will elect all directors and officers of the Survivor. All currently outstanding stock of TechLite Applied Sciences in the hands of its shareholders will be cancelled and converted into 2,209,903 shares of common stock of the Company when the Merger is effective. The Merger of TechLite Applied Sciences and the Company should qualify as a nontaxable reorganization under the tax laws of the United States.

     The Merger is contingent upon the effectiveness of the registration statements, and upon the shareholders of the Company and TechLite Applied Sciences approving the proposed Merger. Because the Company is only a corporate shell and not an operating entity, the proposed Merger will be accounted for as if TechLite Applied Sciences recapitalized. Additionally, the historical financial statements for the Company prior to the Merger will be those of TechLite Applied Sciences. Upon completion of the proposed Merger, TechLite Applied Sciences will own 2,209,903 shares of Common Stock of the Company or 90% of its voting shares. The fiscal year of the Company will be December 31.

                         Independent Accountants' Report
                         -------------------------------


Board of Directors
TechLite Applied Sciences, Inc.
Tulsa, Oklahoma


We have audited the accompanying balance sheets of TECHLITE APPLIED SCIENCES, INC. as of January 31, 1998 and 1997, and the related statements of income, statements of changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of TECHLITE APPLIED SCIENCES, INC. as of January 31, 1998 and 1997, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.



                                                         /s/ Causon & Westhoff
                                                         ---------------------
                                                         CAUSON & WESTHOFF


Tulsa, Oklahoma
June 29, 1998

                                  TECHLITE APPLIED SCIENCES, INC.
                                         BALANCE SHEETS


                                                              At July 31                  At January 31
                                                            --------------      ---------------------------------
                                                                 1998                 1998              1997
                                                            --------------      ---------------    --------------
                                                             (Unaudited)
ASSETS

      Cash                                                         44,482                                150,272
      Accounts receivable                                          20,020              416,809           122,638
      Inventory                                                    47,283               46,378            22,305
      Costs and estimated earnings in excess
           of billings on uncompleted contracts                   100,034
      Property & equipment, net                                   185,981              184,477            91,630
      Other assets                                                 91,231               10,943            31,800
                                                            --------------      ---------------    --------------

           Total Assets                                           489,031              658,607           418,645
                                                            ==============      ===============    ==============

LIABILITIES

      Bank overdraft                                                                    10,191
      Accounts payable                                            287,560              312,048           289,660
      Accrued wages                                                31,303               31,445            49,231
      Taxes payable                                                16,176              212,521            74,444
      Billings in excess of costs and estimated
           earnings on uncompleted contracts                            0              330,074           315,781
      Notes payable                                               130,003              159,595           394,853
      Other liabilities                                            32,814               33,055
                                                            --------------      ---------------    --------------

           Total Liabilities                                      497,856            1,088,929         1,123,969
                                                            --------------      ---------------    --------------

EQUITY

      Common stock                                                220,400              220,400               480
      Paid-in-capital                                             874,795              785,296
      Retained earnings(deficit)                               (1,104,020)          (1,436,018)         (705,804)
                                                            --------------      ---------------    --------------

           Total Equity                                            (8,825)            (430,322)         (705,324)
                                                            --------------      ---------------    --------------

           Total Liabilities & Equity                             489,031              658,607           418,645
                                                            ==============      ===============    ==============

           See Notes to Financial Statements

                                                          TECHLITE APPLIED SCIENCES, INC.
                                                               STATEMENTS ON INCOME


                                                                    Six Months Ended
                                                                         July 31                        Years Ended January 31
                                                                   ------------------             ----------------------------------
                                                            --------------    --------------      ---------------    --------------
                                                                1998              1997                 1998              1997
                                                            --------------    --------------      ---------------    --------------
                                                                       (Unaudited)

      Contract revenue earned                                   2,589,042         1,299,926            1,714,514         1,800,653
      Cost of revenue earned                                    1,843,989         1,176,296            1,516,927         1,553,432
                                                            --------------    --------------      ---------------    --------------

      Gross profit                                                745,053           123,630              197,587           247,221

      General & administrative expenses                           413,055           465,382              930,763           467,391
                                                            --------------    --------------      ---------------    --------------

      Income from operations                                      331,998          (341,752)            (733,176)         (220,170)

      Other income                                                      0             1,500                2,962               205
                                                            --------------    --------------      ---------------    --------------

      Income(Loss) before taxes                                   331,998          (340,252)            (730,214)         (219,965)
                                                            --------------    --------------      ---------------    --------------

      Provision for income taxes                                        0                 0                    0                 0
                                                            --------------    --------------      ---------------    --------------

      Net Income(Loss)                                            331,998          (340,252)            (730,214)         (219,965)
                                                            ==============    ==============      ===============    ==============

      Net Income(Loss) per common share                              0.15                                  (0.33)
                                                            ==============                        ===============


           See Notes to Financial Statements

                                                          TECHLITE APPLIED SCIENCES, INC.
                                                             STATEMENTS OF CASH FLOWS


                                                                     Six Months Ended
                                                                          July 31                           Years Ended January 31
                                                             --------------------------------      ---------------------------------
                                                             --------------    --------------      ---------------    --------------
                                                                 1998              1997                 1998              1997
                                                             --------------    --------------      ---------------    --------------
                                                                       (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income                                                    331,998          (340,252)            (730,214)         (219,965)
     Adjustments to reconcile net income to net
          cash provided by operating activities:
     Depreciation                                                   23,868            16,955               40,983            10,064
     Decrease (increase) in contract receivables                   396,789            (2,835)            (294,171)         (122,638)
     Decrease (increase) in inventory                                 (905)          (18,385)             (24,073)          (22,305)
     Decrease (increase) in other assets                           (80,288)           10,050               20,857           (29,022)
     Net increase (decrease) in billings related to
        costs and estimated earnings on
        uncompleted contracts                                     (430,108)         (240,781)              14,293           315,781
     Increase (decrease) in accounts payable                       (34,679)         (124,238)              32,579           260,093
     Increase (decrease) in other accrued liabilities             (196,728)           23,260              153,346            (9,955)
                                                             --------------    --------------      ---------------    --------------
          Net cash provided by operating activities                  9,947          (676,226)            (786,400)          182,053
                                                             --------------    --------------      ---------------    --------------

CASH FLOWS FROM INVESTING ACTIVITIES:
     Acquisition of equipment                                      (25,372)          (62,600)            (133,830)          (61,826)
                                                             --------------    --------------      ---------------    --------------
          Net cash used in investing activities                    (25,372)          (62,600)            (133,830)          (61,826)
                                                             --------------    --------------      ---------------    --------------

CASH FLOWS FROM FINANCING ACTIVITIES:
     Principle payments on notes payable                           (29,592)         (157,225)             (47,236)          (60,563)
     New borrowings                                                      0            78,236              128,427            88,261
     Sale of stock                                                  89,499           804,321              688,767
                                                             --------------    --------------      ---------------    --------------
          Net cash used in financing activities                     59,907           725,332              769,958            27,698
                                                             --------------    --------------      ---------------    --------------

NET INCREASE (DECREASE) IN CASH
AND CASH EQUIVALENTS                                                44,482           (13,494)            (150,272)          147,925

CASH AND CASH EQUIVALENTS AT
BEGINNING OF PERIOD                                                      0           150,272              150,272             2,347
                                                             --------------    --------------      ---------------    --------------

CASH AND CASH EQUIVALENTS AT
END OF PERIOD                                                       44,482           136,778                    0           150,272
                                                             ==============    ==============      ===============    ==============

           See Notes to Financial Statements

                                TECHLITE APPLIED SCIENCES, INC.
                         STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY


                                                         Additional
                                            Common        Paid-in       Retained
                                             Stock        Capital       Earnings          Total
                                      ------------------------------------------------------------

BALANCE, JANUARY 31, 1996                        480                      (485,839)      (485,359)

NET INCOME(LOSS)                                                          (219,965)      (219,965)
                                      ------------------------------------------------------------

BALANCE, JANUARY 31, 1997                        480                      (705,804)      (705,324)

NET INCOME(LOSS)                                                          (730,214)      (730,214)

SALE OF STOCK                                 93,822        594,945                       688,767

DEBT/EQUITY CONVERSION                       126,098        190,351                       316,449
                                      ------------------------------------------------------------

BALANCE, JANUARY 31, 1998                    220,400        785,296     (1,436,018)      (430,322)
                                      ============================================================


See Notes to Financial Statements

                         TECHLITE APPLIED SCIENCES, INC.
                          NOTES TO FINANCIAL STATEMENTS
                            JANUARY 31, 1998 AND 1997





NOTE 1:     NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT
                     ACCOUNTING POLICIES

Nature of Operations
--------------------

     The Company is organized as an Oklahoma corporation located in Tulsa, Oklahoma. The Company is an energy efficient lighting specialist primarily engaged in performing retrofits of lighting systems in commercial, educational and health care facilities. The work is performed primarily under fixed-price contracts. The length of the contracts vary, typically between 1 and 18 months.

Revenue Recognition
-------------------

     Revenues from fixed-price construction contracts are recognized on the percentage- of-completion method, measured by the percentage of costs incurred to date to estimated total costs for each contract. This method is used because the Company considers expended costs to be the best available measure of progress on these contracts. Because of the inherent uncertainties in estimating costs, it is at least reasonably possible that the estimates used will change within the near term.

Cost Recognition
----------------

     Contract costs include all direct material, labor, and equipment costs and those indirect costs related to contract performance such as indirect labor, supplies, and tool costs. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, estimated profitability, including those arising from contract penalty provisions, and final contract settlements may result in revisions to costs and income and are recognized in the period in which the revenues are determined.

Use of Estimates
----------------

     The  preparation  of financial  statements  in  conformity  with  generally accepted accounting principles require management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

                         TECHLITE APPLIED SCIENCES, INC.
                          NOTES TO FINANCIAL STATEMENTS
                            JANUARY 31, 1998 AND 1997







NOTE 1:     NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT
                     ACCOUNTING POLICIES (Continued)

Depreciation
------------

     Furniture and equipment are depreciated using the straight-line method over the estimated useful life of each asset, which is generally from five to seven years.

Income Taxes
------------

     Provisions for income taxes are based on taxes payable or refundable for the current year and deferred taxes on temporary differences between the amount of taxable income and pretax financial income and between the tax bases of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled as prescribed in FASB Statement No. 109, Accounting for Income Taxes. A valuation allowance is established to reduce deferred tax assets if it is more likely than not that a deferred tax asset will not be realized, as explained in Note 6. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.


NOTE 2:     CONTRACT RECEIVABLES

Contract receivables consist of:

                                                    1998                 1997
                                                    ----                 ----
Billed
     Completed contracts                     $   106,596         $     19,638
     Contracts in progress                       310,213              103,000
                                            ------------         ------------

                                             $   416,809          $   122,638
                                             ===========         ============


Subsequent to January 31, 1998, approximately $404,000 was collected on the outstanding receivable balance.

                         TECHLITE APPLIED SCIENCES, INC.
                          NOTES TO FINANCIAL STATEMENTS
                            JANUARY 31, 1998 AND 1997





NOTE 3:     COSTS AND ESTIMATED EARNINGS ON UNCOMPLETED
                         CONTRACTS

Costs,  estimated earnings, and billings on uncompleted contracts are summarized as follows:
                                                1998                    1997
                                                ----                    ----


Costs incurred on uncompleted contracts     $      163,551        $   1,027,003
Estimated earnings                                  40,888               62,568
                                                    ------               ------
                                                   204,439            1,089,571
Billings to date                                   534,513            1,405,352
                                            --------------        -------------

                                            $    (330,074)        $   (315,781)
                                            ==============        =============


Included in the accompanying balance sheet
under the following captions:
   Billings in excess of costs and estimated
        earnings on uncompleted contracts   $      330,074       $      315,781
                                            ==============       ==============


NOTE 4:     PAYROLL AND SALES TAXES PAYABLE

     The Company owed the Internal Revenue Service and the Oklahoma Tax Commission a combined total of $212,521 and $74,444 at January 31, 1998 and 1997, respectfully. The balances include current year and prior years amounts related to payroll taxes, sales taxes, penalties and interest. Subsequent to January 31, 1998, the Company reached a settlement agreement with the Oklahoma Tax Commission and settled the outstanding debt in full. Additionally, the Company has entered into a payment arrangement with the Internal Revenue Service. The Company has made payments to the Internal Revenue Service since January 31, 1998 in response to the payment arrangement and the outstanding debt has been paid in full.

                         TECHLITE APPLIED SCIENCES, INC.
                          NOTES TO FINANCIAL STATEMENTS
                            JANUARY 31, 1998 AND 1997


NOTE 5:     NOTES PAYABLE

                                                           1998             1997
                                                           ----             ----
Unsecured notes payable, due on demand                  $  100,563       $   75,961
Notes payable to banks, collateralized by equipment,
 due in monthly installments plus interest through
March 2000                                                  49,607           18,545
Shareholder notes receivable, various loans made in
 association with stock purchases                                           225,179
                                                        ----------       ----------
                                                        $  150,170       $  319,685
                                                        ==========       ==========




Aggregate annual maturities of long-term debt at January 31, 1998, are:

             1999                                   $    123,669
             2000                                         24,885
             2001                                          1,616
                                                    ------------
                                                    $    150,170
                                                    ============

NOTE 6:     INCOME TAXES AND DEFERRED INCOME TAXES

     Based on the Company's reoccurring net operating losses it appears it is more likely than not that the deferred tax asset created by the net operating losses may not be realized. Therefore, a 100% allowance has been applied to the net deferred tax asset.

     There is no provision for income taxes included in these financial statements. The net operating losses will be carried forward.

     A reconciliation of the income tax expense (refund) at the statutory rate to income tax expense at the Company's effective tax rate is shown below:

                                                        1998                  1997
                                                        ----                  ----


Computed at the statutory rate of 34%                 $ (248,272)         $   (74,788)
Increase (decrease) in tax resulting from:
     Net operating loss carryforward                      248,272               74,788
                                                      -----------         ------------

                                                      $         0         $          0
                                                      ===========         ============

                         TECHLITE APPLIED SCIENCES, INC.
                          NOTES TO FINANCIAL STATEMENTS
                            JANUARY 31, 1998 AND 1997




NOTE 7:     DEBT TO EQUITY CONVERSION

     During 1993, the Company borrowed funds in conjunction with a private stock offering. The simultaneous stock purchases and borrowings were evidenced by a document entitled Stock Sale and Stockholder's Agreement, which gave preemptive shareholder rights to each person who subscribed for stock and loaned money to the Company. The Board of Directors of the Company recognized that the preemptive shareholder rights inhibited any significant expansion of the Company and prevented it from raising funds from the public through the stock market. All stockholders recorded at January 31, 1997 were requested to exchange (1) their promissory notes of the Company and (2) their preemptive shareholder rights for additional shares of common stock in the Company. $316,449 of outstanding debt and accrued interest was converted to equity as a result of this transaction.


NOTE 8:     BACKLOG

     The following schedule summarizes changes in backlog on contracts during the years ended January 31, 1998 and 1997. Backlog represents the amount of revenue the Company expects to realize from work to be performed on uncompleted contracts in progress at year end and from contractual agreements on which work has not yet begun.

                                                            1998                  1997
                                                            ----                  ----


Backlog, beginning of year                               $    823,540        $           0
New contracts during the year                               1,485,954            2,624,193
Contract adjustments                                                0                    0
                                                         ------------        -------------
                                                            2,309,494            2,624,193
Less contract revenues earned during the year               1,714,514            1,800,653
                                                          -----------        -------------

Backlog, end of year                                     $    594,980        $     823,540
                                                         ============        =============


The Company entered into additional contracts with estimated revenues of $3,315,000 between February 1, 1998 and June 29, 1998.

                                   APPENDIX A

                               AGREEMENT OF MERGER

     This Agreement of Merger ("the Agreement") is made and entered into as of October 16, 1998, by and among TechLite, Inc., an Oklahoma corporation ("the Company"); TechLite Applied Sciences, Inc., an Oklahoma corporation ("TechLite Applied Sciences"); and SuperCorp Inc., an Oklahoma corporation ("SuperCorp").

     WHEREAS, the Directors of the Company and the Directors of TechLite Applied Sciences have each agreed to submit to their respective shareholders, for such shareholders' approval or rejection, the merger of TechLite Applied Sciences into the Company ("the Merger") in accordance with the provisions of the Oklahoma General Corporation Act, other applicable law and the provisions of this Agreement; and

     WHEREAS, SuperCorp is the controlling shareholder of the Company;

     NOW, THEREFORE, in consideration of the promises, undertakings and mutual covenants set forth herein, the Company, TechLite Applied Sciences, and SuperCorp agree as follows:

     1. Merger; Effective Date.
        -----------------------
     Pursuant to the terms and provisions of this Agreement and of the Oklahoma General Corporation Act, and subject to the prior approval by the shareholders of each of the Company and TechLite Applied Sciences, TechLite Applied Sciences shall be merged with and into the Company, as confirmed by the filing by the Company of a certified copy of this Agreement, a certificate of merger, or articles of merger with the Secretary of State of the State of Oklahoma ("the Effective Date"). The Company shall be the surviving corporation ("the Surviving Corporation"). The Company and TechLite Applied Sciences shall be referred to hereinafter collectively as the "Constituent Corporations." On the Effective Date, the separate existence and corporate organization of TechLite Applied Sciences, except insofar as it may be continued by statute, shall cease and the Company shall continue as the Surviving Corporation, which shall succeed, without other transfer or further act or deed whatsoever, to all the rights, property and assets of the Constituent Corporations and shall be subject to and liable for all the debts and liabilities of each; otherwise, its identity, existence, purposes, rights, immunities, properties, liabilities and obligations shall be unaffected and unimpaired by the Merger except as expressly provided herein. This Agreement supersedes all previous agreements among the parties hereto relating to the Merger.

     2. Articles of Incorporation and Bylaws.
        -------------------------------------
     The Articles of Incorporation and Bylaws of the Surviving Corporation shall be the Articles of Incorporation and Bylaws of the Company as in effect on the Effective Date.

     3. Directors.
        ----------
     The directors of TechLite Applied Sciences on the Effective Date shall become the directors of the Surviving Corporation from and after the Effective Date, who shall hold office subject to the provisions of the Articles of Incorporation and Bylaws of the Surviving Corporation, until their successors are duly elected and qualified.

     4. Officers.
        ---------
     The officers of TechLite Applied Sciences on the Effective Date shall become the officers of the Surviving Corporation from and after the Effective Date, subject to such powers with respect to the designation of officers as the directors of the Surviving Corporation may have under its Articles of Incorporation and Bylaws.

     5. Manner of Conversion.
        ---------------------
     The manner of converting the shares of capital stock of the Constituent Corporations into shares of the Surviving Corporation shall be as follows:

                  5.1. The shares of capital stock of TechLite Applied Sciences which shall be issued and outstanding on the Effective Date shall, on the Effective Date, be cancelled and exchanged for 2,209,903 shares of Common Stock ("the Merger Shares") of the Company.

                  5.2. There shall be 195,556 shares of Common Stock, $0.001 par value, of the Company issued and outstanding prior to the Effective Date ("the Spinoff Shares") and held of record by SuperCorp, which shares shall, on the Effective Date, continue to be outstanding and which shall have been distributed by the record holder thereof, SuperCorp, to its shareholders ("the Spinoff").

                  5.3 There shall be 48,888 shares of Common Stock of the Company issued and outstanding prior to the Effective Date and held by Albert L. Welsh and George W. Cole or their designees or assignees ("the Consultants' Shares"), which shares, on the Effective Date, shall continue to be issued and outstanding.

                  5.4 There shall be no options or warrants to purchase shares of Common Stock of the Company or TechLite Applied Sciences outstanding on the Effective Date.

     6. Representations and Warranties.
        -------------------------------
     SuperCorp and the Company jointly represent and warrant to, and agree with, TechLite Applied Sciences that:

                  6.1 The Company has been duly organized and is validly existing under the Oklahoma General Corporation Act. The Company has no subsidiary and does not own an equity interest in any entity.

                  6.2 The authorized capital of the Company is 50,000,000 shares of capital stock, which is of two classes as follows:

                                                                      Number of                  Par value
          Class                     Series                             Shares                    of shares
          -----                     ------                            ---------                  ---------
          Common                    None                             40,000,000                $0.001
          Preferred                 To be designated                 10,000,000                $0.001
                                    by the directors

                  6.3 As of the Effective Date but immediately before giving effect to the Merger, the Company has outstanding capital as follows: 244,444 shares of Common Stock, $0.001 par value. No other shares, options, warrants or any rights to acquire the Company's capital stock will be issued and outstanding as of the Effective Date but immediately before giving effect to the Merger. The shares of Common Stock to be issued in connection with the Merger, when issued, delivered and sold, will be duly and validly issued and outstanding, fully paid and non-assessable, will not have been issued in violation of or subject to any preemptive or similar rights and will be free from any lien, charge, encumbrance or other security interest or third party right or interest.

                  6.4 The Company has no liabilities or obligations, whether absolute, contingent or otherwise.

                  6.5 As of the Effective Date, the financial statements of the Company shall not vary in any particular from the Company's financial statements that appear in the registration statement described in paragraph 7 below.

                  6.6 As of the Effective Date, the Merger and the Agreement will have been duly authorized and approved by the Company's directors and shareholders.

                  6.7 The Company is not an "investment company" or an entity "controlled" by an "investment company" as such terms are defined in the United States Investment Company Act of 1940, as amended.

     7. Conditions of TechLite Applied Sciences's obligations.
        ------------------------------------------------------
     The obligations of TechLite Applied Sciences to complete the Merger as provided herein shall be subject to the accuracy of the representations and warranties of SuperCorp and the Company herein contained as of the Effective Date, to the performance by the Company and SuperCorp of their obligations hereunder and to the following additional conditions:

                  7.1 The Merger Shares and the Spinoff Shares of Common Stock of the Company to be distributed pursuant to the provisions of paragraph 5.1 and
5.2 above shall, prior to the distribution thereof, be registered pursuant to the provisions of the Securities Act of 1933, as amended, by virtue of the filing of the appropriate registration statements with the U.S. Securities and Exchange Commission.

                  7.2 SuperCorp shall have distributed the Spinoff Shares to an escrow agent, as described in the registration statements filed with the SEC.

                  7.3 The directors and the shareholders of TechLite Applied Sciences are free to approve or disapprove the Merger in their full discretion.

     8. Tax Treatment.
        --------------
     The  merger  of  the  Company  and  TechLite   Applied  Sciences  shall  be
accomplished as a tax-free reorganization.

     9. Certificate of Merger.
        ----------------------
     Upon the approval of the merger by the shareholders of the Company and of TechLite Applied Sciences, the officers of the Company shall file with the Secretary of State, State of Oklahoma either a certified copy of this Agreement, a Certificate of Merger, or other required filing containing terms and provisions consistent with this Agreement of Merger; provided, however, that at any time prior to the filing of this Agreement (or a certificate in lieu thereof) with the Secretary of State, State of Oklahoma, the Agreement may be terminated by the board of directors of TechLite Applied Sciences notwithstanding approval of this Agreement by the shareholders of TechLite Applied Sciences or of the Company.

                                                     TechLite, Inc., an Oklahoma
                                                     corporation


                                                     By:/s/ Albert L. Welsh
                                                        ------------------------
                                                        Albert L. Welsh,
                                                        President

                                                     TechLite Applied Sciences,
                                                     Inc., an Oklahoma
                                                     corporation


                                                     By:/s/ J. D. Arvidson
                                                        ------------------------
                                                        J. D. Arvidson, Chief
                                                        Executive Officer

                                                     SuperCorp Inc.


                                                     By:/s/ Albert L. Welsh
                                                        ------------------------
                                                        Albert L. Welsh,
                                                        President

                                     PART II

Other Expenses of Issuance and Distribution.
--------------------------------------------

     The following are all expenses of this issuance and distribution. There are no underwriting discounts or commissions. None of the expenses are being paid by the distributing security holder, SuperCorp Inc. All expenses are being paid by TechLite Applied Sciences, Inc., the company with which the Registrant proposes to merge.

           Item                                                 Amount
           ----                                                 ------
     Registration fees                                        $    100
     Escrow agent's fee                                            500
     Filing expenses (EDGAR)                                    10,000
     Stock transfer agent's fee                                  4,000
     Printing and engraving                                     10,000
     Postage                                                     5,400
     Legal                                                      29,000
     Accounting and auditors                                     4,000
     Moody's OTC Industrial Manual
             publication fee                                     2,300
                                                              --------
             Total Expenses                                   $ 65,300

Indemnification of Directors and Officers.
------------------------------------------

     There is set forth in the Prospectus under "Terms of the Transaction Indemnification for Securities Act Liabilities" a description of the laws of the State of Oklahoma with respect to the indemnification of officers, directors, and agents of corporations incorporated in the State of Oklahoma.

     Both the Company and TechLite Applied Sciences, Inc. have articles of incorporation and bylaws provisions that insure or indemnify, to the full extent allowed by the laws of the State of Oklahoma, directors, officers, employees, agents or persons serving in similar capacities in other enterprises at the request either of the Company or TechLite Applied Sciences, Inc., as the case may be.

     To the extent of the indemnification rights provided by the State of Oklahoma statutes and provided by the Company's and TechLite Applied Sciences, Inc.'s articles of incorporation and bylaws, and to the extent of TechLite
Applied   Sciences,   Inc.'s   and  the   Company's   abilities   to  meet  such
indemnification obligations, the officers, directors and agents of TechLite Applied Sciences, Inc. or the Company would be beneficially affected.

Recent Sales of Unregistered Securities.
----------------------------------------

     On May 29, 1997, the Registrant issued 195,556 shares of its Common Stock to its corporate parent, SuperCorp, Inc., an Oklahoma corporation, for a cash consideration of $196, or $0.001 a share, and on May 29, 1997, issued 24,444 shares of its Common Stock to Albert L. Welsh and 24,444 shares of its Common Stock to George W. Cole for a cash consideration of $49, or $0.001 a share.

Services Rendered by Insiders.
------------------------------

     Mr. Welsh and Mr. Cole may be deemed to be "insiders" or "promoters" in connection with the purchase by each of 24,444 shares of Common Stock of the Registrant for $24.50, or $0.001 a share. Each also performed services for the Registrant and SuperCorp Inc.

     Mr. Welsh's and Mr. Cole's services consisted of introducing TechLite Applied Sciences to SuperCorp in early 1997 and in advising TechLite Applied Sciences of the advantages to it of entering into the Agreement of Merger with the Company (see "Appendix A - Agreement of Merger").

     There was no underwriter, and none of the above-described securities were offered to any persons other than the present holders of these securities.

     The securities were not registered under the Securities Act of 1933 in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act and by Regulation D, Rule 506.

Exhibits and Financial Statement Schedules.
-------------------------------------------

     Separately bound but filed as part of this Registration Statement are the following exhibits:

         Exhibit                                            Item

           2            -       Agreement of Merger of October 16, 1998, between
                                TechLite, Inc. and TechLite Applied Sciences,
                                Inc.

           3.1          -       Articles of Incorporation of TechLite, Inc.

           3.2          -       Bylaws of TechLite, Inc.

           3.3          -       Amended Articles of Incorporation of TechLite
                                Applied Sciences, Inc.

           3.4          -       Bylaws of TechLite Applied Sciences, Inc.

           5            -       Opinion of Thomas J. Kenan, Esq., as to the
                                legality of the securities covered by the Registration Statement.

           8            -       Opinion of Thomas J. Kenan, Esq., as to tax
                                 matters and tax consequences.

          10            -       Escrow Agreement among TechLite, Inc.; SuperCorp
                                Inc.; and Bank One Trust Company, NA, Oklahoma
                                City.

          10.1          -       1998 Stock Option Plan adopted by TechLite, Inc.

          10.2          -        Representative agreement among certain
                                 shareholders of SuperCorp relating to
                                 compliance with SEC Rule 419.

          23            -        Consent of Thomas J. Kenan, Esq. to the
                                 reference to him as an attorney who has passed upon certain information contained in the Registration Statement.

          23.1          -        Consent of Causon & Westhoff, independent
                                 auditors of TechLite Applied Sciences, Inc.

          23.2          -        Consent of Hogan & Slovacek, independent
                                 auditors of TechLite, Inc.

          23.3          -        Consent of J. D. Arvidson to serve as a
                                 director of TechLite, Inc. should the proposed
                                 Merger with TechLite Applied Sciences, Inc.
                                 become effective.

          23.4          -        Consent of John F. Bodkin to serve as a
                                 director of TechLite, Inc. should the proposed
                                 Merger with TechLite Applied Sciences, Inc.
                                 become effective. (To be filed by amendment.)

          23.5          -        Consent of C. O. Sage to serve as a director of
                                 TechLite, Inc. should the proposed Merger with TechLite Applied Sciences, Inc. become effective.

          23.6          -        Consent of General Gerald Hahn to serve as a
                                 director of TechLite, Inc. should the proposed
                                 Merger with TechLite Applied Sciences, Inc.
                                 become effective.

          27            -        Financial Data Schedule.

     Undertakings.
     -------------
     TechLite, Inc. will:

          1. File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

              (a) include any prospectus required by Section 10(a)(3) of the Securities Act;

              (b) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement; and

              (c) include any additional or changed material information on the plan of distribution.

          2. For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

          3. File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

          4. File a post-effective amendment to the registration statement to include any financial statements required by Regulation 210.3- 19 under the Securities Act of 1933 at the start of a delayed offering or throughout a continuous offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 ("the Act") may be permitted to directors, officers and controlling persons of TechLite, Inc. pursuant to the foregoing provisions, or otherwise, TechLite, Inc. has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by TechLite, Inc. of expenses incurred or paid by a director, officer or controlling person of TechLite, Inc. in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, TechLite, Inc. will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     TechLite, Inc. hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject to and included in the Registration Statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Oklahoma City, Oklahoma.

Date:  November 9, 1998                                  TECHLITE, INC.



                                                        By:/s/Albert L. Welsh
                                                           ---------------------
                                                           Albert L. Welsh,
                                                           president

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



Date:  November 9, 1998                                    /s/ Albert L. Welsh
                                                           ---------------------
                                                           Albert L. Welsh,
                                                           president, sole
                                                           director, principal
                                                           financial officer,
                                                           and authorized
                                                           representative of the
                                                           Registrant